UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Asbury Automotive Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Asbury Automotive Group, Inc.
2905 Premiere Parkway NW, Suite 300
Duluth, GA 30097

March 21, 2017

Dear Stockholders,
On behalf of the Board of Directors and management of Asbury Automotive Group, Inc., we cordially invite you to attend our 2017 Annual Meeting of Stockholders.
As you know, an important aspect of the annual meeting process is the vote by stockholders on corporate business. The matters to be voted on are described in the notice of meeting and the proxy statement which accompany this letter. We value your vote and urge you to exercise your rights as a stockholder to vote. Whether or not you plan to attend the meeting, please read the enclosed proxy statement and complete, sign and date the enclosed proxy and return it as promptly as possible in the accompanying postage paid envelope or vote by telephone or the Internet. This will ensure that your shares are represented at the meeting.
Sincerely,
Craig T. Monaghan
President, Chief Executive Officer and Director

 YOUR VOTE IS IMPORTANT

ASBURY AUTOMOTIVE GROUP, INC.
2905 PREMIERE PARKWAY NW, SUITE 300
DULUTH, GEORGIA 30097
(770) 418-8200

NOTICE OF THE 2017 ANNUAL MEETING OF STOCKHOLDERS AND IMPORTANT NOTICE
REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
APRIL 19, 2017
To Our Stockholders:
The 2017 Annual Meeting of Stockholders of Asbury Automotive Group, Inc. (the “Annual Meeting”) will be held at The Ritz Carlton, Buckhead located at 3434 Peachtree Road, NE, Atlanta, Georgia 30326 on April 19, 2017, at 8:00 a.m. Eastern Time, for the purpose of considering and acting upon the following proposals:
1.election of three nominees to Class III of the Board of Directors to hold office until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified;
2.approval of the material terms of the performance goals under the Asbury Automotive Group, Inc. 2012 Equity Incentive Plan, as amended;
3.advisory approval of the compensation of our named executive officers;
4.advisory vote on the frequency of future advisory votes on executive compensation;
5.ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; and
6.any other matters that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
Only stockholders of record as of 5:00 p.m. Eastern Time on February 27, 2017, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. A complete list of stockholders entitled to notice of, and to vote at, the Annual Meeting will be available for inspection by stockholders during normal business hours during the ten day period immediately prior to the Annual Meeting at our corporate headquarters located at 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia 30097, as well as at the Annual Meeting.
Your vote is important. Please complete, date and sign the enclosed proxy. Then return it promptly in the enclosed envelope, or vote by telephone or the Internet, to ensure your shares are represented at the Annual Meeting. Any proxy you give will not be used if you thereafter choose to attend and vote in person at the Annual Meeting.
This proxy statement and the Company’s 2016 Annual Report are available on the Internet at http://www.edocumentview.com/ABG

BY ORDER OF THE BOARD OF DIRECTORS,
George A. Villasana
Senior Vice President, General Counsel & Secretary

ASBURY AUTOMOTIVE GROUP, INC.
2905 PREMIERE PARKWAY NW, SUITE 300
DULUTH, GEORGIA 30097

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 19, 2017
This proxy statement is furnished in connection with the solicitation of proxies by Asbury Automotive Group, Inc. (“Asbury”, the “Company”, “we”, “us” or “our”) on behalf of the Board of Directors (the “Board”) for the 2017 Annual Meeting of Stockholders, including all adjournments or postponements of the 2017 Annual Meeting. The accompanying Notice of the Annual Meeting of Stockholders and Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 19, 2017, this proxy statement and proxy card are first being mailed to stockholders, and made available on the Internet, on or about March 21, 2017. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 is included with these materials.
INFORMATION ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will be asked to consider and vote on the following proposals:
PROPOSAL 1: election of three nominees to Class III of the Board to hold office until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified;
PROPOSAL 2: approval of the material terms of the performance goals under the Asbury Automotive Group, Inc. 2012 Equity Incentive Plan, as amended;
PROPOSAL 3: advisory approval of the compensation of our named executive officers;
PROPOSAL 4: advisory vote on the frequency of future advisory votes on executive compensation; and
PROPOSAL 5: ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.
We will also transact any other business that may properly come before the Annual Meeting. Representatives from our independent registered public accounting firm, Ernst & Young LLP, are expected to be present at the meeting to make a statement if they so desire and to respond to appropriate questions from stockholders.
Who is entitled to vote?
The record date for the Annual Meeting is February 27, 2017. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Attendance at the Annual Meeting will be limited to stockholders of record, their proxies, beneficial owners having evidence of ownership on the record date and our invited guests.
Our sole outstanding class of capital stock is our common stock, par value $0.01 per share. Except as otherwise required by law, or as described in this proxy statement, each holder of our common stock is entitled to one vote per share with respect to each director nominee and on each other matter submitted at the Annual Meeting. As of 5:00 p.m. Eastern Time on the record date there were 21,145,669 shares of our common stock issued and outstanding and entitled to vote on each matter to be voted upon at the Annual Meeting, which number includes 219,603 shares of unvested restricted stock entitled to voting rights and that are held by our employees.
How do I vote?
1. You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, your shares will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.
2. You may vote by telephone or the Internet. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent) you may vote by telephone or the Internet by following the voting instructions on the proxy card. If your shares are held in “street name” by a bank, broker or other nominee, you may also be able to vote by telephone or the Internet. Please check the voting form provided by your bank, broker or other nominee to see if it offers such options.
3. You may vote in person at the Annual Meeting. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. However, if your shares are held in the name of your bank, broker or other nominee, you will need to obtain a proxy from the institution that holds your shares indicating that you were the beneficial owner of our common stock as of the record date for the Annual Meeting. Please contact the bank, broker or other nominee holding your shares directly if you would like to obtain a proxy to vote your shares directly at the Annual Meeting. Even if you plan to attend the Annual Meeting, please complete, sign and return your proxy card, or vote by telephone or the Internet, to ensure that your shares are represented. If you attend the Annual Meeting, any votes you cast at the meeting will supersede your proxy.
How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of at least 10,572,836 shares, which represents a majority of the shares of common stock outstanding on the record date, will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be counted for the purpose of determining the presence of a quorum.
What if a quorum is not present at the Annual Meeting?
If a quorum is not present at the scheduled time of the Annual Meeting, the chairman of the Annual Meeting may adjourn or postpone the Annual Meeting until a quorum is present. The time and place of the adjourned or postponed Annual Meeting will be announced at the time the adjournment is taken, and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the Annual Meeting.
Can I change my vote after I submit my proxy?
Yes, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

•	signing and properly submitting another proxy with a later date;

•	voting by telephone or the Internet;

•	giving written notice of the revocation of your proxy to the Secretary of the Company prior to the Annual Meeting; or

•	voting in person at the Annual Meeting.
How does the Board recommend I vote on the proposals?
The Board recommends that you vote:

•	“FOR” the election of the three nominees to Class III of the Board of Directors to hold office until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified;

•	“FOR” the approval of the material terms of the performance goals under the Asbury Automotive Group, Inc. 2012 Equity Incentive Plan, as amended;

•	“FOR” the advisory approval of the compensation of our named executive officers;

•	"ONE YEAR" on the frequency of future advisory votes on executive compensation; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.
What if I return an executed proxy but do not specify how my shares are to be voted?
If you properly execute and return your proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the Annual Meeting, or if your voting instructions are unclear, your shares will be voted in accordance with the recommendation of the Board as to all such matters.

Specifically, your shares will be voted FOR the election of all director nominees (Proposal 1), FOR the approval of the material terms of the performance goals under the Asbury Automotive Group, Inc. 2012 Equity Incentive Plan, as amended (Proposal 2), FOR the advisory approval of the compensation of our named executive officers (Proposal 3), for ONE YEAR on the frequency of future advisory votes on executive compensation (Proposal 4), and FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017 (Proposal 5), as well as in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.
Will any other business be conducted at the Annual Meeting?
The Board is aware of no other business that will be presented at the Annual Meeting. If any other business properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders will vote the shares for which they have been granted a proxy as recommended by our Board, or if no recommendation is given, in accordance with their own discretion.
What are abstentions, broker non-votes and withheld votes, and how are they treated?
A share voted "abstain" with respect to any proposal is considered present and entitled to vote with respect to that proposal and will be included for purposes of calculating the presence of a quorum at the Annual Meeting. You may abstain from voting on any proposal to be voted on at the Annual Meeting other than the election of directors which, by virtue of the vote required to approve such proposal, does not provide for abstentions under applicable law.
A broker non-vote with respect to a proposal occurs when shares are held by a bank, broker or other nominee in "street name", and the bank, broker or other nominee does not receive voting instructions from the beneficial owner of these shares as to how to vote such shares, and the bank, broker or other nominee does not have the authority to exercise discretion to vote on such proposal. Banks, brokers and other nominees are only able to, but are not required to, exercise discretionary voting authority on routine matters. The proposal related to the ratification of our independent registered public accounting firm (Proposal 5) is the only item on the agenda for the Annual Meeting that is considered a routine matter. If a bank, broker or other nominee does not receive specific voting instructions with respect to one or more non-routine matters, such nominee may not cast a vote on the proposal, resulting in a broker non-vote. Broker non-votes will be included for purposes of calculating the presence of a quorum at the Annual Meeting.
With respect to the election of directors (Proposal 1), our directors are elected by a plurality of the votes cast, but are subject to our director voting policy set forth in our Corporate Governance Guidelines. If you vote "withhold" with respect to the election of one or more nominees, your shares will not be voted with respect to those nominees. "Withheld" votes will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote "against" that director nominee under our director voting policy.
What vote is required to approve each proposal at the Annual Meeting?
The table below describes the vote required for approval of each matter to be brought before the Annual Meeting, as well as the treatment of abstentions, broker non-votes and withheld votes.

Proposal	Vote Required	Treatment of Abstentions	Treatment of Broker Non-Votes	Treatment of Withhold Votes
Election of Directors	Each nominee must receive the affirmative vote of a plurality of the votes cast*	Not Applicable	No Effect	Against
Approve the Material Terms of the Performance Goals under the Asbury Automotive Group, Inc. 2012 Equity Incentive Plan, as amended	The affirmative vote of the holders of a majority of the voting power of shares present in person or represented by proxy and entitled to vote	Against	No Effect	Not Applicable
Advisory Approval of Executive Compensation	The affirmative vote of the holders of a majority of the voting power of shares present in person or represented by proxy and entitled to vote	Against	No Effect	Not Applicable
Advisory Approval of the Frequency of Future Advisory Votes on Executive Compensation	The affirmative vote of the holders of a majority of the voting power of shares present in person or represented by proxy and entitled to vote	Against	No Effect	Not Applicable
Ratification of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the voting power of shares present in person or represented by proxy and entitled to vote	Against	No Effect	Not Applicable
*While directors are elected by a plurality of votes cast, our Corporate Governance Guidelines include a director voting policy for directors. This policy provides that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation as a director to the Board promptly following the certification of the election results. The Governance & Nominating Committee will consider each resignation tendered and recommend to the Board whether to accept or reject it. The Board will act on each tendered resignation within 90 days following the certification of the election results.
Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director nominee. If you vote “Withhold” with respect to the election of one or more nominees, your shares will not be voted with respect to those nominees. For a “withheld” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote “against” that director nominee under our director voting policy for directors. Neither broker non-votes nor abstentions will be deemed to be votes “for” or “withheld”.
Who pays for the costs of soliciting proxies?
We will pay the cost of soliciting proxies, including the expenses of preparing, printing and mailing the proxy materials to stockholders. We have retained MacKenzie Partners, Inc. to aid in the broker search and the solicitation of proxies, for a fee of approximately $10,000, plus reasonable out-of-pocket expenses and disbursements. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. Our directors, officers and other employees of the Company may also solicit proxies without additional compensation. This solicitation may be in person or by telephone, email or other electronic communication methods.

SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information with respect to the beneficial ownership of shares of the Company’s common stock by (1) each of our directors (including the director nominees), (2) each of our named executive officers, and (3) our directors and executive officers as a group. In addition, the table sets forth information about all other persons known to the Company to be the beneficial owner of more than five percent of the Company’s common stock.
Except as set forth below, the following information is given as of February 27, 2017. In the case of percentage ownership, the information is based on 21,145,669 shares of the Company’s common stock being outstanding as of February 27, 2017, which number includes 219,603 shares of unvested restricted stock that have voting rights and are held by the Company’s employees. Shares issuable upon the vesting of performance shares within 60 days after February 27, 2017 are deemed to be outstanding for the purpose of computing the beneficial ownership and overall voting power of each person deemed to beneficially own such securities, but are not deemed to be outstanding for the purpose of computing the voting power of any other person.

	Shares Beneficially Owned†
Name of Beneficial Owner	Number	%
Principal Stockholders
Blackrock, Inc. (1)	2,368,104	11.2%
MSD Capital, L.P. (2)	2,004,954	9.5%
Morgan Stanley (3)	1,936,591	9.2%
Eminence Capital, LP (4)	1,851,726	8.8%
The Vanguard Group (5)	1,715,080	8.1%
Burgundy Asset Management Ltd. (6)	1,188,463	5.6%

Current Directors, Including Director Nominees
Joel Alsfine (2)	2,004,954	9.5%
Dennis E. Clements	25,531	*
Thomas C. DeLoach, Jr.	83,676	*
Juanita T. James	11,946	*
Eugene S. Katz	25,433	*
Philip F. Maritz	15,415	*
Craig T. Monaghan (7)	179,479	*
Thomas Reddin	4,855	*
Scott L. Thompson	3,754	*

Named Executive Officers Who Are Not Directors
David W. Hult (8)	43,079	*
Keith R. Style (9)	12,597	*
George A. Villasana (10)	15,578	*
George Karolis (11)	7,826	*
All directors and executive officers as a group (14 persons)	2,508,917	11.9%

(†)
The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after February 27, 2017. Inclusion in the table of such shares, however, does not constitute an admission that the director, nominee, named executive officer or other executive officer is a direct or indirect beneficial owner of such shares. Except as otherwise indicated, the persons listed in the table have sole voting and investment power with respect to the securities included in the table.

(*) Denotes less than 1% of the Company’s common stock.

(1)
Based on a Schedule 13G/A filed with the SEC on January 12, 2017. Blackrock, Inc. has sole power to vote 2,309,080 shares and to dispose of all 2,368,104 shares. The business address of Blackrock, Inc. is 40 East 55nd Street, New York, New York 10055.

(2)
Represents 2,004,954 shares owned by and on behalf of each of MSD Capital, L.P. (“MSD Capital”), MSD SBI, L.P. (“MSD SBI”) and Michael S. Dell (“Dell”) based on a Schedule Form 4 filed with the SEC on February 10, 2017 by Joel Alsfine. MSD SBI is the record and direct beneficial owner of 2,000,696 shares. MSD Capital is the general partner of MSD SBI and may be deemed to indirectly beneficially own the shares owned by MSD SBI. MSD Capital Management LLC (“MSD Capital Management”) is the general partner of MSD Capital and may be deemed to indirectly beneficially own the shares beneficially owned by MSD Capital. Each of John C. Phelan, Glenn R. Fuhrman and Marc R. Lisker is a manager of MSD Capital Management and may be deemed to indirectly beneficially own the shares beneficially owned by MSD Capital Management. Dell is the controlling member of MSD Capital Management and may be deemed to indirectly beneficially own the shares beneficially owned by MSD Capital Management.  Also includes 4,258 shares held by Joel Alsfine, a member of our Board of Directors and a partner in MSD Capital. Each of MSD Capital, MSD SBI, and Messrs. Dell, Phelan, Fuhrman, Lisker and Alsfine disclaims beneficial ownership of such securities except to the extent of a pecuniary interest therein. MSD Capital, MSD SBI and Dell have shared voting and dispositive power with respect to 2,004,954 shares. The business address of MSD Capital and MSD SBI is 645 Fifth Avenue, 21st Floor, New York, New York 10022. The business address of Dell is c/o Dell, Inc., One Dell Way, Round Rock, Texas 78682.

(3)
Based on a Schedule 13G/A filed with the SEC on February 13, 2017. Morgan Stanley has sole power to vote 1,935,662 shares, shared power to vote 929 shares and shared dispositive power with respect to all 1,936,591 shares. Morgan Stanley Capital Services LLC has sole power to vote 1,147,525 shares and shared dispositive power with respect to 1,147,524 shares. The business address of Morgan Stanley and Morgan Stanley Capital Services LLC is 1585 Broadway, New York, NY 10036.

(4)
Based on a Schedule 13G/A filed with the SEC on February 14, 2017. Represents shares owned by and on behalf of each Eminence Capital, LP (“Eminence Capital”), Eminence GP, LLC (“Eminence GP”) and Ricky C. Sandler (“Sandler”). Eminence Capital serves as the management company or investment advisor to several Eminence funds and a separately managed account and may be deemed to have voting and dispositive power over shares held for the accounts of the Eminence funds and the separately managed account. Eminence GP serves as general partner or manager with respect to the shares directly owned by some of the Eminence funds and may be deemed to have voting and dispositive power over the shares held for the accounts of certain Eminence funds. Sandler is the chief executive officer of Eminence Capital and managing member of Eminence GP and may be deemed to have voting and dispositive power over shares held for the accounts of the Eminence funds and the separately managed account, and individually over shares owned by certain family accounts and other related accounts over which Sandler has investment discretion. Eminence Capital and Sandler have shared voting and dispositive power with respect to 1,851,726 shares, Eminence GP has shared voting and dispositive power with respect to 1,458,991 shares and Sandler has sole voting and dispositive power with respect to 3,603 shares. The business address of Eminence Capital, Eminence GP and Sandler is 65 East 55th Street, 25th Floor, New York, New York 10022.

(5)
Based on a Schedule 13G/A filed with the SEC on February 9, 2017. The Vanguard Group ("Vanguard") has sole power to vote 39,685 shares and to dispose of 1,673,825 shares and shared power to vote 2,714 shares and to dispose of 41,255 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 38,541 shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 3,858 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)
Based on a Schedule 13G filed with the SEC on February 10, 2017. Burgundy Asset Management Ltd. has sole power to vote 863,015 of the shares and sole power to dispose of all 1,188,463 shares. The business address of Burgundy Asset Management Ltd. is 181 Bay Street, Suite 4510, Toronto, Ontario MSJ 2T3.

(7)
Includes 37,166 shares of unvested restricted stock. Mr. Monaghan has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 8,582 shares of common stock vested in March 2017 under the 2016 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Monaghan has the right to dispose of these shares issued to him under the 2016 performance share unit program, but no right to vote such shares at the Annual Meeting, as such shares were not outstanding and entitled to vote on the record date. Also includes 46,651 shares of common stock held in The Monaghan Foundation, Inc., as to which Mr. Monaghan has the right to vote and dispose of such shares.

(8)
Includes 23,532 shares of unvested restricted stock. Mr. Hult has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 3,120 shares of common stock vested in March 2017 under the 2016 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Hult has the right to dispose of these shares issued to him under the 2016 performance share unit program, but no right to vote such shares at the Annual Meeting, as such shares were not outstanding and entitled to vote on the record date.

(9)	Includes 2,028 shares of common stock vested in March 2017 under the 2016 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award.

(10)
Includes 8,039 shares of unvested restricted stock. Mr. Villasana has the right to vote, but no right to dispose of, these shares of unvested restricted stock. Also includes 1,798 shares of common stock vested in March 2017 under the 2016 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Villasana has the right to dispose of the shares issued to him as payout under the 2016 performance share unit program, but no right to vote such shares at the Annual Meeting, as such shares were not outstanding and entitled to vote on the record date.

(11)
Includes 5,083 share of unvested restricted stock. Mr. Karolis has the right to vote, but no right to dispose of, these shares of unvested restricted stock. Also includes 899 shares of common stock vested in March 2017 under the 2016 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Karolis has the right to dispose of the shares issued to him as payout under the 2016 performance share unit program, but no right to vote such shares at the Annual Meeting, as such shares were not outstanding and entitled to vote on the record date.

Equity Ownership Guidelines
We have adopted equity ownership guidelines that are applicable to our directors and named executive officers. Under our guidelines:

•	each director is expected to own at least five times his or her annual retainer in value of our common stock;

•	our Chief Executive Officer is expected to own at least five times his base salary in value of our common stock;

•	our Chief Operating Officer and Chief Financial Officer are expected to own at least three times his or her base salary in value of our common stock; and

•	our other named executive officers are expected to own at least two times his or her base salary in value of our common stock.
Equity ownership, for the purposes of these guidelines, is determined as follows:

•	unvested restricted shares are included when calculating equity ownership; and

•	earned, but unvested, performance shares are included when calculating equity ownership.
We expect our directors and named executive officers to comply with these guidelines within five years after the date of their election or appointment. All of our current directors and named executive officers who are subject to these guidelines have achieved their ownership requirements or have additional time to achieve them.
Our equity ownership guidelines are contained in our Corporate Governance Guidelines, which can be found on our web site at www.AsburyAuto.com under “Investor Relations” at “Corporate Governance.”
Asbury Policy Regarding Hedging or Pledging of Asbury Stock
Insiders of Asbury are strongly discouraged from trading in Asbury common stock on a short-term basis. In addition, Asbury prohibits its directors and officers who are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Section 16 officers”) from pledging Asbury common stock or otherwise subjecting Asbury common stock to margin calls or the ability to be sold outside of the owner’s control. All insiders of Asbury are prohibited from engaging in hedging activities involving Asbury common stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Directors and Nominees for Election as Directors
The Board is currently divided into three classes with the members of each class serving a three-year term on the Board. At our 2016 annual meeting of stockholders, our stockholders approved our amended and restated certificate of incorporation (the "Amended and Restated Certificate"), which contained a provision declassifying our Board of Directors. Specifically, the Amended and Restated Certificate provides that, at the 2017 annual meeting of stockholders, the Class III directors whose terms expire at such meeting will be elected for a two-year term expiring at the 2019 annual meeting of stockholders. At the 2018 annual meeting of stockholders, the Class I directors whose terms expire at such meeting will be elected for a one-year term expiring at the 2019 annual meeting of stockholders. At and after the 2019 annual meeting of stockholders, our Board of Directors will be fully declassified, with each director being elected annually, serving one-year terms.
Directors are elected by a plurality of the votes cast. This means that each of the three director nominees will be elected if they receive more affirmative votes than any other person. The director voting policy in our Corporate Governance Guidelines states that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall tender his or her resignation as a director to the Board promptly following the certification of the election results. The Governance & Nominating Committee will consider each resignation tendered and recommend to the Board whether to accept or reject it. The Board will act on each tendered resignation within 90 days following the certification of the election results.
Each director-nominee has consented to being named in this proxy statement and has agreed to serve if elected. Management has no reason to believe that the director-nominees will not serve if elected. If a nominee is unable or unwilling to stand for election, the Board may designate a substitute nominee or may choose to reduce the size of the Board. If a substitute nominee is designated, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority for the nominee who is not standing for election.
Below is certain information about our director-nominees and the directors who will continue to serve on the Board following the Annual Meeting, their principal occupation, business experience as well as other matters, and the Board’s assessment of their individual qualifications to serve on our Board. For certain additional information regarding the director-nominees and the directors who will continue to serve on the Board following the Annual Meeting, see the sections entitled “Securities Owned by Management and Certain Beneficial Owners,” and “Governance of the Company” in this proxy statement.
Nominees for Election as Class III Directors
Upon the recommendation of the Governance & Nominating Committee, our Board has nominated Juanita T. James, Craig T. Monaghan, and Thomas J. Reddin for election to Class III of the Board. All of the Class III director-nominees are currently directors of the Company. If re-elected at the Annual Meeting, the terms of these individuals will expire at the 2019 annual meeting of stockholders and when their respective successors are duly elected and qualified.

The Board unanimously recommends you vote FOR each of these nominees.

Class III Directors-Nominees
JUANITA T. JAMES (64) has served as a member of the Board since October 2007, as a member of the Compensation & Human Resources Committee since May 2008, as a member of the Governance & Nominating Committee and as Chair of the Compensation & Human Resources Committee since April 2015. Ms. James also served as a member of the Audit Committee from January 2009 to April 2015 and as a member of the Risk Management Committee from October 2012 until May 2014. Ms. James has served as the President and Chief Executive Officer of the Fairfield County's Community Foundation (“FCCF”) since October 2011. Prior to joining FCCF, Ms. James served as the Vice President and Chief Marketing and Communications Officer for Pitney Bowes, Inc. from May 2007 until November 2010, during which time she also served on its Chief Executive Officer Council and its Corporate Social Responsibility Committee. From October 2006 to May 2007, Ms. James served as the Vice President and Chief Communications Officer for Pitney Bowes. From October 2004 until October 2006, Ms. James served as the Vice President of Direct Marketing Strategy and Business Development for Pitney Bowes. From 2002 until 2004, Ms. James served as the Vice President, Project Leader of Human Resources Transformation for Pitney Bowes, where she led a global SAP Human Resources and Payroll implementation and launched the company’s first shared services initiative. Prior to joining Pitney Bowes in 1999, Ms. James was the Executive Vice President, Marketing and Editorial of Doubleday Direct, Inc. Ms. James had a distinguished 20-year career at Time Warner, Inc., including 12 years in senior management positions. Ms. James also formerly served as the Chair of the Compensation Committee of the Board of Trustees of the University of Connecticut.
Based on her management experience at FCCF, Pitney Bowes and Doubleday Direct, the Board has determined that Ms. James brings to the Board demonstrated senior-level leadership experience. Through her various positions at Pitney Bowes, Ms. James also brings to the Board a broad understanding of sales, marketing, brand management, investor relations and general communications matters that affect large companies, which are areas that are critical to the automotive retail business and to which she can provide valuable insight. As a former member of the audit committee of The Rouse Company, the Board believes that Ms. James has valuable experience dealing with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing public company financial reporting processes. In addition, the Board also believes that Ms. James’ service as former Chair of the Nominating and Governance Committee of The Rouse Company, as well as her prior and current service on numerous not-for-profit boards, provides her with additional experience upon which she can draw upon as a member of our Board, the Compensation & Human Resources Committee and the Governance & Nominating Committee from 2013 to 2015.
CRAIG T. MONAGHAN (60) has served as our President and Chief Executive Officer since February 2011, and as a member of the Board and of the Executive Committee since April 2011. Prior to becoming our President and Chief Executive Officer, Mr. Monaghan served as our Senior Vice President and Chief Financial Officer from May 2008 until February 2011, and continued as our principal financial officer until we hired a new Chief Financial Officer in June 2011. Prior to joining us, Mr. Monaghan served as the Chief Financial Officer of Sears Holding Corp., a national broadline retailer, between September 2006 and January 2007. From May 2000 to August 2006, he served as Executive Vice President and Chief Financial Officer of AutoNation, Inc., the largest automotive retailer in the United States. Previously, Mr. Monaghan served as Chief Financial Officer of iVillage.com, which he helped take public in 1999. Earlier in his career, he was employed by Reader’s Digest Association, Bristol-Myers Squibb Co. and General Motors Corp.
Mr. Monaghan has over two decades of experience as a finance executive at large public companies, including AutoNation, Inc., the nation’s largest automotive retailer. Mr. Monaghan brings to our Board broad executive management skills, as well as in-depth experience in responding to financial, strategic and operational challenges, which skills he has demonstrated throughout his career, including by successfully navigating the Company through the significant challenges it faced during the recent economic downturn and downturn in the automotive retailing industry. The Board believes that Mr. Monaghan’s significant experience in overseeing financial reporting, accounting and risk management matters for the Company and other public companies well-positions him to serve as a member of the Board.
THOMAS J. REDDIN (56) has served as a member of the Board and a member of the Audit Committee and Risk Management Committee since May 2014. Mr. Reddin is currently the managing partner of Red Dog Ventures LLC, a venture capital and advisory firm he founded in 2007. Red Dog Ventures focuses on helping grow early stage digital companies, and its portfolio includes positions in data analytics, digital promotions, content marketing, internet lead generation, search engine optimization, social media management and online education. From January 2008 until June 2009, Mr. Reddin served as the Chief Executive Officer of Richard Petty Motorsports. Prior to that, he held various senior executive positions, including Chief Executive Officer, President & Operating Officer, and Chief Marketing Officer, at LendingTree, LLC, a leader in online lending services and e-commerce. Mr. Reddin also previously worked in the consumer goods industry, spending 5 years at Coca-Cola USA and 12 years at Kraft General Foods in various capacities related to marketing, brand management and finance. Mr. Reddin serves as a director and Chairman of the board for Tanger Factory Outlet Centers Inc. He also serves as a director and Chair of the Compensation Committee, and member of the Risk Committee of Deluxe Corporation. Mr. Reddin previously served on the board of Premier Farnell plc from

September 2010 to October 2016, Valassis Communications Inc. from July 2010 to February 2014 and on the board of R.H. Donnelley from July 2007 to January 2010.
Mr. Reddin brings over 30 years of executive and management experience in consumer marketing and e-commerce and has spent 17 years in brand management and finance capacities in his previous roles. With his unique combination of extensive lending expertise and e-commerce marketing, the Board has determined that Mr. Reddin provides critical leadership skills. His extensive experience in emerging digital technology provides a significant insight into sales and marketing which are critical to the automotive retail industry. In addition, given his current and past experience serving as a director of public companies, the Board has determined that he has a broad range of experience as a director and a deep understanding of board oversight and appropriate diligence, which makes him a valuable member of the Audit Committee and the Risk Management Committee.
Current Class II Directors
The Class II directors are not standing for reelection at the upcoming Annual Meeting. Their terms expire at the 2019 annual meeting of stockholders.
JOEL ALSFINE (47) has served as a member of the Board, and as a member of the Audit Committee and Risk Management Committee since January 2015. Mr. Alsfine is a partner at MSD Capital L.P. in New York, the investment firm formed in 1998 to exclusively manage the capital of Michael Dell and his family, which he joined in 2002. From 2000 to 2002, Mr. Alsfine was Managing Director of TG Capital Corp. in Miami. Prior to 2000, he held the post of Engagement Manager with McKinsey & Co. in New York and also worked with Fisher Hoffman Stride in Johannesburg, South Africa.
With his extensive capital market experience and financial and investment experience as a partner at MSD Capital, the Board has determined that Mr. Alsfine has an astute understanding of market complexities that provide valuable insight into effective strategy, including within the automotive retail industry. In addition, the Board believes that Mr. Alsfine’s years of financial and risk-related experience at various private equity firms appropriately position him to be a valuable member of our Audit Committee and Risk Management Committee, and provide valuable insight into audit and risk management issues.
THOMAS C. DeLOACH, JR. (69) has served as our Non-Executive Chairman since August 2011 and, prior to that time, served as our Lead Independent Director since February 2011. Mr. DeLoach has served as a member of the Board and as a member of the Audit Committee since January 2007, a member of the Governance & Nominating Committee since April 2012, a member of the Risk Management Committee since January 2009, of which he was Chair until February 2011, Chair of the Succession Planning Committee from October 2010 until February 2011, when such Committee was disbanded, and a member of the Executive Committee since February 2011 and its Chair since May 2013. He is a former executive of Mobil Corporation (“Mobil”) and served in various positions at Mobil from July 1969 until March 2000. From 1998 to 2000, Mr. DeLoach was the president of the Global Midstream Division at Mobil. From 1994 to 1998, Mr. DeLoach served as the Chief Financial Officer of Mobil. From May 2000 to July 2002, Mr. DeLoach was a member of management of a NASCAR racing team owned principally by Roger Penske. In September 2002, he formed PIT Instruction & Training, LLC, of which he is a principal and a managing member. In addition, since June 2005, Mr. DeLoach has served as a principal and a managing member of Red Horse Racing II, LLC, a NASCAR Camping World Truck Series race team. Mr. DeLoach is a member of the Board of Trustees, the Corporate Governance & Nominating Committee and the Audit Committee of Liberty Property Trust, a self-managed real estate investment trust. Mr. DeLoach was also formerly the Chair of the Audit Committee and of the Compensation Committee of Liberty Property Trust.
With his managerial and board experience, the Board has determined that Mr. DeLoach brings to the Board demonstrated critical leadership skills, which skills are appropriate for a Non-Executive Board Chairman and as Chair of the Executive Committee. In addition, as the former Chief Financial Officer of Mobil, coupled with his former position as Chair of the Audit Committee of Liberty Property Trust, Mr. DeLoach has experience with complex accounting, financial and risk-related issues, such as the application of accounting principles and financial reporting rules and regulations, and evaluation of financial results and general oversight of the financial reporting processes and risk analyses of large businesses. As a result of his broad accounting, financial and executive experience, the Board believes that Mr. DeLoach is a valuable member of our Board, Governance & Nominating Committee and Risk Management Committee and Chair of our Executive Committee, and is well-qualified to assist in the auditor oversight function as an Audit Committee member.
PHILIP F. MARITZ (56) has served as a member of the Board since April 2002, as Chair of the Risk Management Committee since April 2012, as a member of the Governance & Nominating Committee since June 2014 and as a member of the Executive Committee since April 2015. He is the co-founder and President of Maritz, Wolff & Co., which manages the Hotel Equity Fund, a private equity investment fund that invests in luxury hotels and resorts. In 1990, he founded Maritz Properties, a commercial real estate development and investment firm where he serves as President. He is also the Managing Director of Broadreach Capital Partners, a private equity real estate investment fund.
With his significant real estate investment and management, strategic and operational experience as President of Maritz, Wolff & Co. and Maritz Properties, along with his financial and investment experience as a Managing Director of Broadreach Capital Partners, the Board has determined that Mr. Maritz has valuable insight into the effective strategic management of businesses, including with respect to the evaluation of operational, financial and transactional risks. In addition, Mr. Maritz’s experience in marketing and sales of luxury goods and services and his strategic management of luxury brands is relevant to our Company and our business. Mr. Maritz’s leadership positions at these various companies demonstrate his management abilities and his understanding of business and financial strategy and operations, making him a valuable member of our Risk Management Committee, Governance & Nominating Committee and Executive Committee. Furthermore, Mr. Maritz is, or has been, a director of a number of privately-held companies, including Rosewood Hotels and Resorts and Dolce Hotels and Resorts, and a number of non-profit organizations, including Princeton University Art Museum Advisory Council, Stanford Business School Management Board, the American University of Cairo, the Metropolitan Museum of Art, and the New York Landmarks Conservancy, which the Board believes provides additional insight into Board functions, including appropriate oversight, risk management and fiduciary obligations.
Current Class I Directors
The Class I directors are not standing for reelection at the upcoming Annual Meeting. Their terms expire at the 2018 annual meeting of stockholders.
DENNIS E. CLEMENTS (72) has served as a member of the Board since September 2006. Mr. Clements became a member of the Compensation & Human Resources Committee and the Governance & Nominating Committee in October 2006, a member of the Executive Committee in January 2007 (of which he was chair until May 2013) and a member of the Risk Management Committee in July 2013. He was appointed Chair of the Governance & Nominating Committee in May 2007. Mr. Clements also served as a member of the Succession Planning Committee from October 2010 until February 2011, when such Committee was disbanded. Mr. Clements is currently a consultant with Discretionary Effort L.L.C., which he founded in 2005. From June 2000 to June 2005, Mr. Clements was an Officer of Toyota Motor Sales, USA, serving as Chief Operating Officer, Group Vice President and General Manager of Lexus USA. He was President of Toyota’s Central Atlantic division from June 1991 to June 2000, and held a number of other senior sales management positions at Toyota. Earlier in his career, Mr. Clements worked with Ford Motor Co. for 15 years, progressing through a variety of sales and management positions in the Ford and Lincoln-Mercury divisions. From May 2008 until December 2013, Mr. Clements served on the advisory board of Noribachi L.L.C., a company that produces smart energy products, including LED lighting, consumer electronics, solar solutions, and provides engineering and design services for such products. Since 2012, Mr. Clements has served on the advisory board of Excellent Cultures LLC, a provider of leading-edge consulting and training services for management and sales personnel across various industries, including the automotive industry.
Mr. Clements has over 40 years of experience, including executive level appointments, in the automotive business. Most notably, with his twenty-five years of experience at Toyota and Lexus, and fifteen years of experience at Ford, the Board has determined that Mr. Clements brings a vast knowledge of the automotive industry and a valuable perspective on automotive manufacturers to the Board. Given his significant executive automotive experience, the Board believes that Mr. Clements has extensive automotive industry expertise, experience and relationships upon which to draw as he serves as the Chair of our Governance & Nominating Committee, and as a member of our Compensation & Human Resources Committee and our Risk Management Committee.
EUGENE S. KATZ (71) has served as a member of the Board and a member of the Audit Committee since January 2007, a member of the Compensation & Human Resources Committee since February 2011 and Chair of the Audit Committee since January 2009. Mr. Katz also served as a member of the Risk Management Committee from January 2009 until February 2011. He is a former partner of PricewaterhouseCoopers (“PwC”), where he began his career in 1969, and became a partner in July 1980. Mr. Katz retired from PwC in June 2006. From 2002 and through his retirement in June 2006, Mr. Katz served as the west region risk management leader of PwC. In addition, Mr. Katz was a member of the PwC Governing Board from 1992 to 1997, and from 2001 to 2005. Mr. Katz currently serves as a member of the Board, Compensation Committee and Nominating and Governance Committee and as Chair of the Audit Committee of Workiva Inc.
Mr. Katz has over 40 years of experience in public accounting, during which time he was responsible for leading audit engagements of private and public companies and served a variety of clients ranging from start-up companies to larger public companies. Because of Mr. Katz’s significant experience with complex financial reporting, accounting and risk management matters as a former public accountant, the Board has determined that Mr. Katz is well-positioned to be both the Chair of our Audit Committee, assisting the Audit Committee in fulfilling its responsibility of overseeing our independent registered public accounting firm, and a member of the Compensation & Human Resources Committee.
SCOTT L. THOMPSON (58) has served as a member of the Board and a member of the Compensation & Human Resources Committee and Risk Management Committee since January 2015. Since September 2015, Mr. Thompson has served as Chairman, President and Chief Executive Officer of Tempur Sealy International, Inc. From 2008 to 2012, Mr. Thompson served as President & Chief Executive Officer of Dollar Thrifty Automotive Group, Inc., and then served as Chief Executive Officer and Chairman until Dollar Thrifty was purchased by Hertz Global Holdings, Inc. in 2012. Prior to joining Dollar Thrifty, Mr. Thompson helped found Group 1 Automotive, Inc. a specialty retailer in the automotive retailing industry, where he served as Executive Vice President, Chief Financial Officer and Treasurer from 1996 until 2004. From 1991 to 1996, Mr. Thompson served as Executive Vice President of Operations and Finance for KSA Industries, Inc., an owner of multiple franchised dealerships. Prior to that, Mr. Thompson began his career with a national accounting firm. Mr. Thompson previously served as a director and Chair of the Compensation Committee of Conn’s Inc., a specialty retailer of furniture, mattresses, home appliances and consumer electronics. He also previously served as a director, Chairman of the Board, member of the Audit Committee and Chair of the Compensation Committee of Houston Wire and Cable Co., a provider of wire and cable related services in the United States.
Mr. Thompson brings to the Board significant business experience and expertise in the critical areas of operations and finance within the automotive industry as a result of his prior professional roles. In addition, given his current and past experience serving as a director of public companies, the Board has determined that Mr. Thompson has an in-depth understanding of the issues and functions of a public-company board, and is exceptionally qualified to provide valuable insight into compensation and risk management issues.

PROPOSAL NO. 2
APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE
ASBURY AUTOMOTIVE GROUP, INC. 2012 EQUITY INCENTIVE PLAN

The Asbury Automotive Group, Inc. 2012 Equity Incentive Plan (the “2012 Plan”) was approved by stockholders at the 2012 Annual Meeting of Stockholders. In January 2017, the 2012 Plan was amended by the Board of Directors of the Company (the “Board”) to include an annual, dollar-denominated limit on awards to individual non-employee directors under the 2012 Plan (the “First Amendment”). This change did not require stockholder approval under the terms of the 2012 Plan or the applicable stock exchange rules and regulations. The 2012 Plan, as amended by the First Amendment, is referred to in this proposal as the “Amended 2012 Plan.” The Amended 2012 Plan continues to afford the Compensation and Human Resources Committee of the Board (the “Committee”) the flexibility to design equity-based compensatory awards that are responsive to the Company’s business needs and authorizes a variety of awards designed to advance the interests and long-term success of the Company.
Section 162(m)
Stockholders are only being asked to approve the material terms of the performance goals under the Amended 2012 Plan for purposes of the approval requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This approval is intended to preserve our ability to design certain types of awards under the Amended 2012 Plan to satisfy the requirements for “qualified performance-based compensation,” and may permit the Company to benefit from certain tax deductions, under Section 162(m) of the Code (“Section 162(m)”).
Section 162(m) generally disallows a deduction for certain compensation paid to our Chief Executive Officer and to each of our other three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year to the extent that compensation to such covered employee exceeds $1 million for such year. However, some types of compensation, including “qualified performance-based compensation” under Section 162(m), are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m). While we believe it is in the best interests of the Company and its stockholders to have the ability to potentially grant “qualified performance-based compensation” under the Amended 2012 Plan, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m). Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) under the Amended 2012 Plan, we cannot guarantee that such compensation will so qualify or will ultimately be deductible by us.
Generally, compensation attributable to option rights, appreciation rights (“SARs”) and other performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m); (2) the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the awards is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by stockholders (or, in the case of options or SARs, the increase in the value of the shares after the date of grant). Stockholder approval of this proposal is intended to satisfy the stockholder approval requirements under Section 162(m).
The Amended 2012 Plan includes a list of performance measures upon one or more of which the Committee must condition the earning or vesting of an award other than an option or SAR that is intended (but not guaranteed) to constitute qualified performance-based compensation under Section 162(m) (a “Qualified Performance-Based Award”), which measures are as follows: (1) net income before or after taxes; (2) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (3) operating income; (4) earnings per share; (5) return on stockholders’ equity; (6) return on investment; (7) return on assets; (8) level or amount of acquisitions; (9) share price; (10) profitability/profit margins; (11) market share; (12) revenues or sales (based on units and/or dollars); (13) costs; (14) cash flow; (15) working capital; (16) objective measures of customer satisfaction; (17) objective measures of employee satisfaction; (18) expense levels and expense ratios; (19) gross margin and gross margin ratios; (20) employee turnover; (21) implementation of systems; (22) completion of projects; (23) level or amount of divestitures; (24) goals related to capitalization or restructuring of the balance sheet; and (25) goals related to management or expense restructuring.
In addition to the performance measures, the Amended 2012 Plan also includes certain individual grant limits for equity or incentive awards that can be granted under the Amended 2012 Plan. Specifically, a maximum of 1,000,000 shares with respect to options, SARs or any other award that is not a “Full Value Award” (as defined in the Amended 2012 Plan) may be granted to any participant during a rolling 36-month period (measured from the date of any grant). Furthermore, subject to adjustment as described in the Amended 2012 Plan, a maximum of 595,000 shares (or, if paid in cash or certain other property, the equivalent cash value of 595,000 shares on the last day of the applicable performance period) with respect to Qualified Performance-Based Awards may be granted to any participant during a rolling 36-month period (measured from the date of any grant).
Finally, the Amended 2012 Plan provides that any director, officer or other key employee of the Company or any of its subsidiaries (including any prospective officer or key employee) is eligible to be designated to participate in the Amended 2012 Plan. The Committee selects those eligible persons who will receive awards under the Amended 2012 Plan. As of March 21, 2017, approximately 106 employees and 8 non-employee directors were eligible to be designated to participate in the Amended 2012 Plan.
We are seeking stockholder approval of the material terms of the performance goals for purposes of Section 162(m) under the Amended 2012 Plan, including the performance measures and grant limits under the Amended 2012 Plan, as well as the individuals eligible to receive awards under the Amended 2012 Plan, to have the flexibility to grant awards under the Amended 2012 Plan that may be deductible for federal income tax purposes. If the Company’s stockholders approve the material terms of the performance goals for purposes of Section 162(m) under the Amended 2012 Plan, assuming that all other requirements under Section 162(m) are met, we may be able to obtain tax deductions with respect to awards issued under the Amended 2012 Plan to our covered employees without regard to the limitations of Section 162(m) generally until the date of our 2022 Annual Meeting of Stockholders. If the Company’s stockholders do not approve this proposal, the Company will generally be limited in its ability to make certain performance-based awards.
The Company is not seeking to increase the amount of shares available for issuance or to increase any of the individual award limits contained in the Amended 2012 Plan.
The actual text of the Amended 2012 Plan is attached to this proxy statement as Appendix A. The following description of the Amended 2012 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.
Summary of Material Provisions of the Amended 2012 Plan
Administration. The Committee has general authority to administer and interpret the Amended 2012 Plan and awards thereunder (subject to potential delegation as permitted under the terms of the Amended 2012 Plan).
Shares Available for Awards. A maximum of (1) 1,500,000 shares of our common stock, par value $0.01 per share, plus (2) any shares of common stock underlying awards granted under the Company’s 2002 Equity Incentive Plan, as amended (the “Prior Plan”), which, following March 9, 2012, are forfeited, or which otherwise expire, terminate, lapse or are canceled for any reason, or which are settled in cash without the delivery of shares to the participant, may be delivered pursuant to awards granted under the Amended 2012 Plan. If any award granted under the Amended 2012 Plan is forfeited, or otherwise expires, terminates, lapses or is canceled for any reason, or an award is settled in cash without the delivery of shares to the participant, then the shares covered by such award will again become available to be delivered pursuant to awards under the Amended 2012 Plan. Also, any shares tendered or withheld to satisfy the grant price or exercise price or tax withholding obligation pursuant to any award, and any shares subject to SARs that are not issued in connection with the stock settlement of such SARs on exercise thereof, will again become available to be delivered pursuant to awards under the Amended 2012 Plan. Shares covered by an award will not be counted as used unless and until they are actually issued and delivered to a participant. Therefore, the total number of shares available under the Amended 2012 Plan as of a given date will not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled. If the Company repurchases shares with the proceeds from option exercises, those shares will not be added to the aggregate plan limit described above.
A maximum of 595,000 shares with respect to Full Value Awards may be granted to any participant during a rolling 36-month period (measured from the date of any grant), and the aggregate number of shares with respect to which stock options intended to constitute “incentive stock options” for purposes of Section 422 of the Code (“Incentive Stock Options”) may be granted under the Amended 2012 Plan will not exceed 1,000,000. Shares deliverable under the Amended 2012 Plan may consist of authorized and unissued shares or treasury shares. As of March 9, 2017, the closing price of our common stock was $61.50 per share.
Subject to adjustment as provided in the Amended 2012 Plan, in no event will any non-employee director in any calendar year be granted awards under the Amended 2012 Plan having an aggregate maximum value at the date of grant (calculating the value of any such awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.

Adjustments. In the event any dividend or other distribution, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase, or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event, other than an “Equity Restructuring” (as defined in the Amended 2012 Plan), affects the shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended 2012 Plan or with respect to an award, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (1) the number of shares or other securities of the Company (or number and kind of other securities or property) with respect to which awards may be granted (including, but not limited to, adjustments of the award limitations described above) and (2) the terms of any outstanding award, including the number of shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding awards or to which outstanding awards relate and the exercise price with respect to any award. The Amended 2012 Plan also contains specific adjustment provisions that apply in the event of an Equity Restructuring.
Substitute Awards. Awards may, in the discretion of the Committee, be granted under the Amended 2012 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of shares underlying any Substitute Awards will be counted against the aggregate number of shares available for awards under the Amended 2012 Plan. However, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its subsidiaries or affiliates through a merger or acquisition will not be counted against the aggregate number of shares available for awards under the Amended 2012 Plan. In addition, if an entity acquired by the Company or any of its subsidiaries or affiliates or with which the Company or its subsidiaries or affiliates combines has shares available under a pre-existing stockholder-approved plan, the shares available under such pre-existing plan may be used for awards under the Amended 2012 Plan, subject to the terms and limitations set forth in the Amended 2012 Plan, and will not reduce the shares authorized for grant under the Amended 2012 Plan.
Awards. The Amended 2012 Plan provides the Committee with the discretion to provide for the award of Incentive Stock Options, non-qualified stock options, SARs, restricted shares, restricted share units, dividend equivalents, and other equity-based or equity-related awards (including deferred share units and performance share units), including Qualified Performance-Based Awards.
Award Agreements. Each award under the Amended 2012 Plan will evidenced by a written or electronic agreement, contract, or other instrument or document evidencing the award (an “Award Agreement”), which will specify the terms and conditions of the award and any rules applicable to the award.
Options. Options granted under the Amended 2012 Plan are non-qualified options unless the applicable Award Agreement expressly states that the option is intended to be an Incentive Stock Option. Subject to the provisions of the Amended 2012 Plan, the Committee has the sole and complete authority to determine the participants to whom options are granted, the number of shares to be covered by each option, and the conditions and limitations applicable to the exercise of the option. In the case of Incentive Stock Options, the terms and conditions of such grants will be subject to and comply with such rules as may be prescribed by Section 422 of the Code.
The exercise price of each share covered by an option will be set by the Committee, but (except in the case of Substitute Awards) may generally not be less than 100% of the fair market value of such share on the date the option is granted. Repricing of options granted under the Amended 2012 Plan (as described in the Amended 2012 Plan) will not be permitted without prior stockholder approval, and any action that would be deemed to result in a repricing of an option shall be deemed null and void if any requisite stockholder approval related thereto is not obtained prior to the effective time of such action. Each option becomes vested and exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the Award Agreement or thereafter. Except as otherwise specified by the Committee in the Award Agreement, an option becomes vested and exercisable with respect to one-third of the shares subject to the option on each of the first three anniversaries of the option’s grant date.
Each option will expire immediately, without any payment, upon the earlier of (1) the tenth anniversary of the option’s grant date and (2) except as otherwise set forth in the applicable Award Agreements, the date the participant holding an option ceases to be employed by the Company or one of its subsidiaries. Options may be subject to automatic-exercise provisions as described in the Amended 2012 Plan.
Payment of the exercise price may be made in cash or its equivalent, or: (1) by exchanging shares owned by the participant (which are not the subject of any pledge or other security interest); (2) subject to such rules as may be established by the Committee and applicable law, through delivery of irrevocable instructions to a broker to sell the shares otherwise deliverable upon the option’s exercise and to deliver promptly to the Company an amount equal to the option’s aggregate exercise price; (3) subject to any conditions or limitations established by the Committee, the Company’s withholding of shares otherwise issuable upon exercise of the option pursuant to a “net exercise” arrangement; (4) by a combination of the foregoing methods of payment; or (5) by such other methods as may be approved by the Committee.
Stock Appreciation Rights. SARs represent an unfunded and unsecured promise to deliver shares, cash, other securities, other awards or other property equal in value to the excess, if any, of the fair market value per share over the exercise price per share of the SAR, subject to the terms of the applicable Award Agreement. SARs may be granted in tandem with another award, in addition to another award or freestanding and unrelated to another award. SARs granted in tandem with or in addition to an award may be granted either at the same time as the award or at a later time. The exercise price of each share covered by a SAR will be set by the Committee, but (except in the case of Substitute Awards) may not be less than 100% of the fair market value of such share on the date the SAR is granted. To the extent permitted under Section 409A of the Code, the exercise price of each share covered by a tandem SAR that is granted subsequent to the grant date of the related option may be less than 100% of the fair market value of such share on the date the tandem SAR is granted (but not less than the exercise price of the related option). SARs may also be subject to automatic-exercise provisions. Repricing of SARs granted under the Amended 2012 Plan (as further described in the Amended 2012 Plan) will not be permitted without prior stockholder approval, and any action that would be deemed to result in a repricing of a SAR shall be deemed null and void if any requisite stockholder approval related thereto is not obtained prior to the effective time of such action. The Committee will determine, in its sole discretion, whether a SAR will be settled in cash, shares, other securities, other awards or other property, or a combination of any of the foregoing. In no event may a SAR be exercisable after the tenth anniversary of the date the SAR is granted.
Restricted Shares and Restricted Share Units. A restricted share is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified in the Amended 2012 Plan and in the applicable Award Agreement. A restricted share unit has a value equal to the fair market value of a share and represents an unfunded and unsecured promise to deliver shares, cash, other securities, other awards or other property in accordance with the terms of the applicable Award Agreement.
Dividends on any restricted shares may be paid directly to a participant, withheld by the Company subject to vesting of the restricted shares pursuant to the terms of the applicable Award Agreement, or reinvested in additional restricted shares or in restricted share units, as determined by the Committee in its sole discretion. However, any such dividends on restricted shares that are subject to the achievement of performance goals shall be withheld by the Company subject to vesting of the restricted shares pursuant to the terms of the applicable Award Agreement, and, only after such restricted shares have vested pursuant to the terms of the applicable Award Agreement, any dividends so withheld may be paid directly to the participant or may be reinvested in additional restricted shares or in restricted share units, as determined by the Committee in its sole discretion.
Other Stock-Based Awards. Subject to the provisions of the Amended 2012 Plan, the Committee will have the sole and complete authority to grant to participants other equity-based or equity-related awards (including deferred share units and performance share units) in such amounts and subject to such terms and conditions as the Committee determines. A deferred share unit represents an unfunded and unsecured promise to deliver shares in accordance with the terms of the applicable Award Agreement. A performance share unit represents an unfunded and unsecured promise to deliver shares, cash, other securities, other awards or other property upon the attainment of performance goals in accordance with the terms of the applicable Award Agreement.
Dividend Equivalents. Subject to the provisions of the Amended 2012 Plan, in the sole and complete discretion of the Committee, an award, other than an option or SAR, may provide the participant with dividends or dividend equivalents, payable in cash, shares, other securities, other awards or other property, on a current, deferred, or contingent basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the participant, withholding of such amounts by the Company subject to vesting of the award, or reinvestment in additional shares, restricted shares, restricted share units or other awards. However, any such dividends or dividend equivalents with respect to awards that are subject to the achievement of performance goals shall be withheld by the Company subject to vesting of such awards pursuant to the terms of the applicable Award Agreement.
Qualified Performance-Based Awards. The Committee may, at the time of grant of any award, designate such award (other than options and SARs) as a Qualified Performance-Based Award.
The Committee will have full discretion to select the length of a particular performance period, the type(s) of Qualified Performance-Based Awards to be issued, the performance criteria that will be used to establish the performance goal(s), the performance goals(s) that is (are) to apply, and the “performance formula” (as described in the Amended 2012

Plan). The performance criteria that will be used to establish the performance goal(s) for Qualified Performance-Based Awards will be based on one or more of the measures listed above under “Section 162(m).”
The performance criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, affiliate, division, department, region, function or other organizational unit within the Company, subsidiary or affiliate in which the participant is employed. The performance criteria may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. Unless otherwise determined by the Committee in accordance with the terms of the Amended 2012 Plan, a participant must generally be employed by the Company on the last day of a performance period to be eligible for payment in respect of a Qualified Performance-Based Award for such performance period.
Change of Control. Unless a “Replacement Award” (as defined in the Amended 2012 Plan) is provided to the participant, in the event of a “Change of Control” (as defined in the Amended 2012 Plan), unless otherwise (1) determined by the Committee, (2) set forth in an Award Agreement, or (3) provided in an individual severance or employment agreement to which a participant is a party, each then-outstanding option and SAR will become fully vested and exercisable and the restrictions applicable to each outstanding award of restricted shares or restricted share units, deferred share units, performance share units or other share-based award will lapse and the award will be fully vested (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting).
Upon the “Involuntary Termination” (as defined in the Amended 2012 Plan) during the period of two years after a Change of Control of a participant holding Replacement Awards, unless otherwise (1) determined by the Committee, (2) set forth in an Award Agreement, or (3) provided in an individual severance or employment agreement to which a participant is a party, (a) all Replacement Awards held by the participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (b) all options and SARs held by the participant immediately before such termination of employment that the participant also held as of the date of the Change of Control or that constitute Replacement Awards will remain exercisable for a period of 90 days following such Involuntary Termination or until the expiration of the stated term of such option or SAR, whichever period is shorter (subject to any longer period of exercisability that may be provided in the applicable Award Agreement).
Non-Transferability. Each award (and related rights) is exercisable only by the participant during his or her lifetime, or, if permissible under applicable law, by the participant’s legal guardian or representative. No award (or related rights) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution, except as otherwise permitted by the Committee with respect to certain “family members” as described in the Amended 2012 Plan. The designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. In no event will any award granted under the Amended 2012 Plan be transferred for value.
Amendment and Termination of the Amended 2012 Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Amended 2012 Plan or any portion thereof at any time. No such action may be taken without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Amended 2012 Plan, and no amendment to the definition of “repricing” under the Amended 2012 Plan may be made without stockholder approval. Any such action that would impair the rights of any participant, holder or beneficiary of an outstanding award may not to that extent be effective without the consent of the affected participant, holder or beneficiary. Unless terminated earlier by the Board, the Amended 2012 Plan will expire on March 13, 2022.
The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted under the Amended 2012 Plan, prospectively or retroactively. However, no such action (including any repricing) will be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the award. Further, any such action that would impair the rights of any participant or any holder or beneficiary of any award under the Amended 2012 Plan will not to that extent be effective without the consent of the affected participant, holder or beneficiary.
Forfeiture; Clawback. The Committee may, in its sole discretion, specify in the applicable Award Agreement that an award is subject to the terms and conditions of the Company’s recoupment policy (as previously adopted, and as may be amended or restated from time to time). Any realized gain with respect to options or SARs and any realized value with respect to other awards will be subject to forfeiture or clawback, in the event of a participant’s breach of any non-competition, non-solicitation, confidentiality or other restrictive covenants with respect to the Company or its subsidiaries. The Company may also implement any recoupment or clawback policies or make any changes to any of the Company’s existing recoupment or clawback policies, as the Company deems necessary or advisable in order to comply with applicable law or regulatory guidance (including the Dodd-Frank Wall Street Reform and Consumer Protection Act).
Full Value Award Vesting Limitations. Full value awards will become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of performance goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the award is made (including ratably during the vesting period). However, the Committee may (in accordance with the applicable provisions of the Amended 2012 Plan) lapse or waive such vesting restrictions upon the participant’s death, disability or retirement, or upon a Change of Control. In addition, full value awards that result in the issuance of an aggregate of up to ten percent (10%) of the shares available under the Amended 2012 Plan may be granted to any one or more participants without respect to such minimum vesting provisions.
New Plan Benefits
It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Amended 2012 Plan because the grant and actual settlement of awards under the Amended 2012 Plan are subject to the discretion of the plan administrator.
Federal Income Tax Considerations
The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended 2012 Plan based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Amended 2012 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Tax Consequences to Participants
Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Restricted Share Units and Deferred Share Units. No income generally will be recognized upon the award of restricted share units or deferred share units. The recipient of a restricted share unit or deferred share unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted share units or deferred share units), and the capital gains/loss holding period for such shares will also commence on such date.
Performance Share Units. No income generally will be recognized upon the grant of performance share units. Upon payment in respect of the earn-out of performance share units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares received.
Non-Qualified Stock Options. In general, no income will be recognized by a participant at the time a non-qualified stock option is granted, but at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the participant in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise. In general, at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Incentive Stock Options. No income generally will be recognized by a participant upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in alternative minimum tax liability. If shares are issued to the participant pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the participant as a long-term capital gain and any loss sustained will be a long-term capital loss.
If shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares received on the exercise.
Tax Consequences to the Company or its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m). In this regard, certain types of awards under the Amended 2012 Plan, such as time-vested restricted shares and restricted share units, cannot qualify as performance-based awards under Section 162(m), and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

The Board unanimously recommends you vote FOR the approval of the material terms of the performance goals under the Amended 2012 Plan.

GOVERNANCE OF THE COMPANY
Independence of Directors and Director-Nominees
The Board has determined that all of the directors other than Mr. Monaghan, who is an employee of the Company, qualify as independent directors under the rules of the NYSE and the Company’s Corporate Governance Guidelines. In order to qualify as an independent director of the Company, the Board must affirmatively determine, based upon all relevant facts and circumstances, that the director does not have a material relationship with the Company that would affect his or her independence, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.
The Board has adopted the categorical independence standards set forth in the Company’s Corporate Governance Guidelines to assist it in making determinations of director independence. These standards comply with, and in some respects are more stringent than, the NYSE’s categorical standards for director independence. Our Corporate Governance Guidelines can be found on our web site at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
Furthermore, in order for a director to qualify as independent for Audit Committee purposes, the director also must satisfy the additional independence criteria specified in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order for a director to qualify as independent for Compensation & Human Resources Committee purposes, the director must meet the Company’s categorical independence standards described above, and must also be (i) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
In making its independence determinations, the Board considered relationships and transactions pursuant to which any of our non-employee directors, entities associated with those directors, or members of their immediate families purchased or leased a vehicle at a Company dealership. The Board determined that none of the relationships and transactions it considered impaired the independence of our non-employee directors or disqualified any of our non-employee directors from serving as independent directors under our categorical independence standards set forth in our Corporate Governance Guidelines and the NYSE listing standards.
Nomination of Directors
The Governance & Nominating Committee evaluates, and recommends to the full Board, nominees to serve as directors on our Board. The nominees for election at the Annual Meeting are current directors and were originally recommended to the Board by various sources, including other directors and a third-party executive search firm engaged by the Company. Candidates are evaluated in light of the then-current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders. In performing this evaluation, the Governance & Nominating Committee considers the diversity, age, skills and other experience of the candidate, and other factors it deems appropriate, given the needs of the Board and the Company at the appropriate time, to maintain what it considers to be an appropriate balance of knowledge, experience and capabilities. Qualified director nominees should possess an appropriate balance of the following qualities: high moral character and personal integrity, a high level of leadership or managerial experience, experience and knowledge relative to matters affecting the Company, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of stockholders and growth of the Company, freedom from conflicts of interest, the ability to dedicate sufficient time, energy and attention to Board activities and the diligent performance of his or her duties, and reflect the diversity of the Company’s stockholders, employees, customers and communities.
The Board will consider director candidates recommended by the Company’s stockholders. In order to make such a nomination, the stockholder must (i) be a record holder of shares of common stock at the time of giving notice as described below, (ii) be entitled to vote for the election of such director(s) and (iii) comply with the notice procedures set forth in the Company’s Bylaws. Our Bylaws can be found on our web site at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
Notice of a stockholder’s recommendation with regard to nominees for election to the Board must be delivered to, or mailed to and received by, the Secretary of the Company not later than 90 days or earlier than 120 days prior to the anniversary date of the preceding year’s annual meeting of stockholders. If the annual meeting of stockholders for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting of stockholders, such recommendation must be received by the Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.

The stockholder’s notice shall be signed by the stockholder of record who intends to recommend a nominee, and shall set forth:
(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be set forth in the notice pursuant to Section 2.07 of the Company’s Bylaws (and Items 403 and 404 under Regulation S-K); (2) a written questionnaire with respect to identity, background and qualification of the proposed nominee, (3) a written representation and agreement that the proposed nominee (i) is not and will not become a party to (x) any agreement or similar understanding that the nominee, if elected, will adopt a specific voting commitment on any issue or question that has not been disclosed to the Company or, (y) any voting commitment that could limit or interfere with such person’s fiduciary duty under applicable law, (ii) is not and will not become a party to any agreement or similar understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service as a director, that has not been disclosed to the Company, and (iii) if elected, will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading policies of the Company, and (4) all other information relating to such person that is required to be disclosed in solicitation of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and
(B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (2) the number of shares of the Company which are owned of record and beneficially by such stockholder and such beneficial owner, (3) a representation that such stockholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (4) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination, (5) a description of any Derivative Interest (as defined in the Bylaws), (6) any proxy, contract, or similar understanding that increases or decreases the voting power of such stockholder or beneficial owner, (7) any dividend rights held of record or beneficially by the stockholder on shares of the Company that are separated or severable from the underlying shares, (8) any performance-related fees (other than an asset-based fee) to which the stockholder or beneficial owner may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests; and (9) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act.
Communications with the Board
We have a Stockholder Communication Policy with established procedures for stockholders and interested parties to communicate directly with the Board, with our non-management directors, or with a particular director. The stockholder or interested party should send any written communications to (i) the Lead Independent Director, if applicable, (ii) the Chairman of the Board or Chair of the appropriate committee, (iii) the non-management directors, or (iv) an individual director, each in care of the Corporate Secretary, at Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097. Any communications relating to the Company’s auditing, accounting, internal controls, fraud or unethical behaviors should be directed to the attention of the Chair of the Audit Committee in care of the Corporate Secretary, at the foregoing address. The Audit Committee will respond to such communication, if appropriate, in accordance with the procedures established with respect to such matters.
Any written communication should include the name and address of the stockholder or interested party sending such communication so that a response can be provided, if necessary or appropriate. Stockholders and interested parties may, however, remain anonymous. If the stockholder or interested party desires that such communication be kept confidential from management, the envelope must be clearly marked “confidential,” and the Corporate Secretary will then forward the communication, unopened, to the individual addressee.
Committees of the Board
The Board has established five separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation & Human Resources Committee, the Governance & Nominating Committee, the Executive Committee, and the Risk Management Committee.

Audit Committee
The members of the Audit Committee during 2016 were Mr. Katz (Chair), Mr. Alsfine, Mr. DeLoach and Mr. Reddin. The Committee held nine meetings in 2016, one of which was a joint meeting with the Risk Management Committee. Our Board has determined that each member of the Audit Committee meets the requisite independence and other qualification requirements for audit committee membership and qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act. Designation or identification of a person as an “audit committee financial expert” does not impose any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.
Each year, the Audit Committee retains an auditing firm to serve as our independent registered public accounting firm. With management and the independent registered public accounting firm, the Committee reviews the financial statements, oversees the financial reporting process and assesses the adequacy of basic accounting services rendered to us. The Audit Committee’s review of financial statements is more fully described below under the caption “Audit Committee Report,” and its responsibilities are outlined in the Audit Committee Charter.
The charter of the Audit Committee is available on our web site at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
Compensation & Human Resources Committee
The members of the Compensation & Human Resources Committee during 2016 were Ms. James (Chair), Mr. Clements, Mr. Katz and Mr. Thompson.
The Compensation & Human Resources Committee held seven meetings in 2016, one of which was a joint meeting with the Risk Management Committee. The Compensation & Human Resources Committee took one action by written consent. Our Board has determined that each member of the Compensation & Human Resources Committee meets the requisite independence requirements for Compensation Committee membership, including qualifying as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and as an “outside director” under Section 162(m) of the Code.
The Compensation & Human Resources Committee establishes and reviews our general compensation philosophy with the input of management, oversees the development and implementation of our compensation philosophy to ensure that our compensation plans are consistent with our general compensation philosophy, establishes the compensation to be paid to the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer as to the appropriate compensation of our other corporate officers, generally administers and issues awards under our equity incentive plans from time to time in effect, oversees our other benefit plans and assists the Board in succession planning. See “Compensation Discussion & Analysis” for a discussion of our compensation philosophy and how the Compensation & Human Resources Committee determines the compensation of our executive officers.
The charter of the Compensation & Human Resources Committee is available on our web site at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
Governance & Nominating Committee
The members of the Governance & Nominating Committee during 2016 were Mr. Clements (Chair), Mr. DeLoach, Mr. Maritz and Ms. James. The Governance & Nominating Committee held four meetings in 2016.
Our Board has determined that each member of the Governance & Nominating Committee meets the requisite independence requirements for Governance & Nominating Committee membership under NYSE listing standards and the categorical independence standards set forth in the Corporate Governance Guidelines.
The Governance & Nominating Committee assists the Board by identifying qualified individuals to become directors, recommending the composition of the Board and its committees, and the compensation to be paid to the directors. It is also responsible for monitoring the process to assess the Board’s effectiveness, developing and implementing our Corporate Governance Guidelines and many of our corporate governance policies, including the oversight of compliance under our Equity Ownership Guidelines, our Code of Business Conduct and Ethics and our Related Party Transaction Policy.
The charter of the Governance & Nominating Committee is available on our web site at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”

Executive Committee
The members of the Executive Committee during 2016 were Mr. DeLoach (Chair), Mr. Clements, Mr. Monaghan and Mr. Maritz. The Executive Committee held no meetings in 2016.
The Executive Committee has exercised and may exercise all the authority of the Board when the Board is not in session, except that it does not have the authority to: (i) approve or propose to stockholders actions required by the Delaware General Corporation Law to be approved by stockholders; (ii) adopt, amend or repeal our Bylaws; (iii) authorize distributions; (iv) fill vacancies on the Board or any of its committees; (v) approve a plan of merger, consolidation or reorganization not requiring stockholder approval; (vi) authorize or approve the reacquisition of shares, except according to a formula or method prescribed by the Board; or (vii) authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a class or series of shares.
Risk Management Committee
The members of the Risk Management Committee during 2016 were Mr. Maritz (Chair), Mr. Alsfine, Mr. Clements, Mr. DeLoach, Mr. Reddin and Mr. Thompson.
The Risk Management Committee held six meetings in 2016, one of which was a joint meeting with the Audit Committee and one of which was a joint meeting with the Compensation & Human Resources Committee. The Risk Management Committee assists the Board in fulfilling its responsibility of overseeing the identification, assessment and management of our key operational risks and provides assistance to management in evaluating major financial transactions, including acquisitions and divestitures.
The charter of the Risk Management Committee is available on our web site at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
Director Fees; Attendance at Meetings
Directors who are employees of the Company do not receive a retainer or any other fees for service on the Board or its committees. All other directors (“non-management directors”) received the annual retainer and meeting fees in 2016 described below. In addition, in 2016, the non-management directors received a grant of common stock valued at $94,988 that vested immediately upon grant and were offered the use of a motor vehicle (including transporting the vehicle to the director, any taxes payable relating to the vehicle and repair, maintenance and service of the vehicle). Our directors also receive expense reimbursements in connection with Board and committee meeting attendance.
In 2016, compensation paid to the non-management directors was as follows:
Annual Retainers (paid quarterly in advance):

•	the non-management directors—$40,000; and

•	Non-Executive Chairman—$130,000; the Audit Committee chair—$20,000; and the Compensation & Human Resources Committee, Governance & Nominating Committee and Risk Committee chairs—$15,000.
Meeting Fees (paid quarterly in arrears):

•	Board, Audit Committee, Compensation & Human Resources Committee, Governance & Nominating Committee and Risk Management Committee in person meetings—$2,000;

•	Board, Compensation & Human Resources Committee, Governance & Nominating Committee and Risk Management Committee, telephonic meetings—$1,000;

•	Audit Committee telephonic meetings—$1,500; and

•	Executive Committee meetings, in person or telephonic—$1,500 (payable to the Executive Committee chair only).
Meeting Attendance
During 2016, the Board held five meetings. Each current director attended at least 75% of the total meetings of the Board and committees on which he or she served. In accordance with the NYSE’s rules requiring that non-management directors meet at regularly scheduled executive sessions, our non-management directors held five executive sessions without management present during 2016. Mr. DeLoach, as the Non-Executive Chairman, presided over Board meetings, including executive sessions of the Board.
We do not have a formal policy with regard to the attendance of the members of the Board at annual meetings of our stockholders, however, we expect each member of the Board and Board nominees to attend our annual meetings of stockholders. All of the members of the Board attended our 2016 annual meeting of stockholders in person.

2016 DIRECTOR COMPENSATION TABLE
The following table shows compensation earned by the non-management directors for 2016. For information concerning the compensation of Mr. Monaghan, see “Summary Compensation Table.”

Name	Fees Earned in Cash	Stock Awards (1)	All Other Compensation(2)	Total
Joel Alsfine	$72,000	$94,988	$—	$166,988
Dennis E. Clements	$91,000	$94,988	$10,272	$196,260
Thomas C. DeLoach, Jr.	$210,000	$94,988	$29,609	$334,597
Juanita T. James	$83,000	$94,988	$12,889	$190,877
Eugene S. Katz	$94,000	$94,988	$19,783	$208,771
Philip F. Maritz	$75,000	$94,988	$14,295	$184,283
Thomas J. Reddin	$68,000	$94,988	$11,322	$174,310
Scott Thompson	$68,000	$94,988	$12,791	$175,779
____________________

(1)
The amount in this column for each director represents the aggregate grant date fair value of 2,034 shares of common stock granted to each non-management director on February 5, 2016. Amounts were calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column please see a discussion of such valuation in Note 20 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 23, 2017.

(2)
Represents the incremental cost to us for the use of a vehicle provided to non-management directors. We calculate incremental costs of personal use vehicles as all direct costs (excluding fuel), including without limitation, the cost of transporting the vehicle to the director, any taxes, repairs, and any maintenance and service of the vehicle. In addition, we include the difference between our cost for the vehicle and the ultimate sale price or the anticipated sale price, pro-rated for the amount of time the director had possession of the vehicle during the fiscal year, plus an estimate of lost interest income calculated as our initial cash outlay for the vehicle multiplied by our weighted average interest rate on invested cash. We do not estimate lost margin on an ultimate sale of a vehicle. Mr. Alsfine voluntarily elected not to accept the use of a vehicle in 2016.

Code of Business Conduct and Ethics and Corporate Governance Guidelines
In accordance with the NYSE’s rules and the rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, the Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. The Corporate Governance Guidelines, the Code of Business Conduct and Ethics as well as our Audit Committee, Compensation & Human Resources Committee, Governance & Nominating Committee and Risk Management Committee charters are available on our web site at www.asburyauto.com/company/investor-relations/ under “Corporate Governance.”
We will provide our stockholders with copies of the above-mentioned documents free of charge, if you call 770-418-8212 or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097.
Board Leadership Structure
The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and senior executives to meet those needs. As a result, the Company believes that the decision as to who should serve as Chairman and as President and Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances. Our Corporate Governance Guidelines provide the Board the flexibility to determine whether or not the separation or combination of the Chairman and President and Chief Executive Officer offices is in the best interests of the Company at any time.

Currently, we maintain separate positions of Chairman and President and Chief Executive Officer, as the Board believes that, based on the skills and responsibilities of the various Board members, our current business environment and other considerations, such separation enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our stockholders by the Board and (iv) our overall leadership structure. We believe this structure is presently appropriate because we compete in an industry with many external forces that may affect our viability and profitability, therefore presenting significant challenges requiring extensive oversight and management capability. As such, we believe that by maintaining a separate Chairman function from that of the President and Chief Executive Officer, our President and Chief Executive Officer can properly focus on managing the business, rather than diverting his efforts to also overseeing the Board. The independent directors have designated Thomas C. DeLoach, Jr. as non-executive Chairman of the Board.
In order to ensure a significant voice within our non-management directors and to reinforce effective, independent leadership on the Board, the Board has created the position of Lead Independent Director. Under the Company’s Corporate Governance Guidelines, a Lead Independent Director is appointed when the Chairman is the Chief Executive Officer or any other officer or employee of the Company, or if the Chairman is not otherwise independent. Since Mr. DeLoach is currently our Chairman of the Board and is not an employee of the Company, we do not currently have a Lead Independent Director.
We believe that the foregoing structure, policies, and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion, and evaluation of decisions and direction from the Board.
The Board’s Risk Oversight Role
The Board maintains oversight responsibility for management of the Company’s risks. The Board has delegated oversight responsibility for certain areas of potential risk exposure to its committees. Each committee reports to the Board at regular intervals or more frequently, if appropriate, with respect to the risks and matters for which it maintains responsibility. The Company’s Risk Management Committee is responsible for further assisting the Board in fulfilling its oversight role by identifying, assessing and managing key financial, strategic and operational risks of the Company and by providing management with assistance in evaluating major financial transactions, including acquisitions and divestitures. Management annually reviews with the Risk Management Committee our key risks to help evaluate the Company’s risk profile and related risk management processes. In this review, management highlights for the Risk Management Committee our most significant risks to facilitate the Risk Management Committee’s evaluation of our long-term financial plans, budgets and strategic initiatives. The Risk Management Committee, based on such review, considers the appropriate process for managing or mitigating material risks and the appropriate allocation of resources related to such material risks.
Recognizing that the Risk Management Committee’s role complements the Audit Committee’s role in risk oversight, our Risk Management Committee charter mandates that at least one member of the Audit Committee be a member of the Risk Management Committee. Currently, our Risk Management Committee consists of six members, three of whom are members of our Audit Committee, Mr. Alsfine, Mr. DeLoach and Mr. Reddin.
The Compensation & Human Resources Committee is primarily responsible for the design and oversight of our executive compensation policies, programs and practices. A key objective of the Compensation & Human Resources Committee, together with the Risk Management Committee, is to oversee the implementation and development of our compensation programs to ensure such programs are consistent with the Company’s general philosophy after accounting for the Company’s key risk profile. In 2016, the Compensation & Human Resources Committee and the Risk Management Committee reviewed the Company’s risk profile and related risk management processes and concluded that our then-current compensation policies and practices for our employees did not create risks reasonably likely to have a material adverse effect on us.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, and certain of our officers and persons who beneficially own ten percent or more of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of such securities with the SEC. Based solely upon a review of the copies of the filings furnished to us or prepared by us on behalf of such Section 16(a) filers, or written representations that no other reports were required, with the exception of a Form 4 for Ms. James pertaining to a single transaction, which was filed late due to an administrative error, we believe that all of these filers complied with all Section 16(a) filing requirements during 2016.

EXECUTIVE OFFICERS
Set forth below is information regarding the Company’s executive officers as of March 21, 2017. All of our executive officers are elected by and serve at the discretion of the Board.

Name	Age	Position
Craig T. Monaghan	60	President and Chief Executive Officer
David W. Hult	51	Executive Vice President and Chief Operating Officer
George A. Villasana	49	Senior Vice President, General Counsel and Secretary
George C. Karolis	42	Senior Vice President, Corporate Development and Real Estate
William F. Stax	45	Interim Principal Financial Officer, Controller & Chief Accounting Officer
Set forth below is a brief description of the business experience of the Company’s named executive officers for at least the past five years.
CRAIG T. MONAGHAN Please see Mr. Monaghan’s biographical information under “Class III Directors Nominees” above.
DAVID W. HULT has served as our Executive Vice President and Chief Operating Officer since November 2014 after holding the position of Chief Operating Officer at RJL McLarty Landers from January 2013 to November 2014. From June 2004 to July 2012, Mr. Hult held several roles with Group One Automotive, including Vice President of Fixed Operations and Marketing, Regional Vice President - East Region, and Market Director for New England. He has been an operator at the General Manager level as well as the regional level for a number of large automotive dealership groups. After serving our country in the US Army, Mr. Hult started his career as a retail sales associate within the automotive industry.
GEORGE A. VILLASANA has served as our Senior Vice President, General Counsel and Secretary since January 2016. Mr. Villasana joined the Company in April of 2012 as our Vice President, General Counsel and Secretary. From February 2011 to April 2012, Mr. Villasana served as Senior Vice President and General Counsel of Swisher Hygiene Inc., which was later acquired by Ecolab, Inc. and from June 2007 to July 2010, Mr. Villasana served as Executive Vice President and General Counsel of Pet DRx Corporation, which he helped take public and which was later acquired by VCA Antech, Inc. From August 2000 to June 2007, he served as Senior Corporate Counsel of AutoNation, Inc., the largest automotive retailer in the United States. Prior thereto, he was a corporate attorney with Holland & Knight, LLP, and Shutts & Bowen, LLP in Miami, Florida. Mr. Villasana began his career as an attorney with the U.S. Securities and Exchange Commission in Washington, D.C.
GEORGE C. KAROLIS has served as our Senior Vice President of Corporate Development and Real Estate since January 2016, and is responsible for acquisitions and divestitures, managing the Company's real estate portfolio, construction projects, purchasing and other strategic initiatives. From 2002 to January 2016, Mr. Karolis served as our Vice President of Corporate Development and Real Estate. Mr. Karolis joined the Company in 2000 and served in various financial and operational positions until 2002. Mr. Karolis began his career with Arthur Andersen LLP, where he worked as an auditor and subsequently in its transaction advisory services group.
WILLIAM F. STAX has served as our interim principal financial officer since March 8, 2017 and as Controller and Chief Accounting Officer since July 2015. Mr. Stax served as the Company’s Assistant Corporate Controller from December 2011 until July 2015. Prior thereto, Mr. Stax served in various finance and accounting roles at the Company, including Manager of Financial Reporting from 2008 to 2011, Corporate Controller-South Region from 2003 to 2008 and Manager of Internal Audit from 2002 to 2003. Prior to joining the Company, Mr. Stax spent 6 years as a Certified Public Accountant with Arthur Andersen LLP.

COMPENSATION DISCUSSION & ANALYSIS
This compensation discussion and analysis (“CD&A”) provides detail on the Company's compensation philosophy policies and programs as they relate to our executive officers, with certain additional detail about the compensation paid, or payable, to our “named executive officers” in 2016. Our named executive officers are our chief executive officer and our chief financial officer and our three other most highly compensated executive officers in 2016. Our named executive officers in 2016 were as follows:

•	Craig T. Monaghan, President and Chief Executive Officer;

•	David W. Hult, Executive Vice President and Chief Operating Officer;

•	Keith R. Style, Senior Vice President and Chief Financial Officer, who, as previously disclosed, voluntarily resigned from all positions with the Company effective March 7, 2017;

•	George A. Villasana, Senior Vice President, General Counsel and Secretary; and

•	George C. Karolis, Senior Vice President, Corporate Development and Real Estate.
The Compensation & Human Resources Committee of the Board (also referred to in this CD&A as the “Committee”) is charged with various matters concerning the compensation of our executive officers including the development and implementation of our compensation philosophy relating to those individuals. Our philosophy emphasizes a pay-for-results culture designed to align the interests of our executive officers with those of our stockholders through the use of incentive based pay opportunities. With respect to decisions directly impacting executive compensation, the Committee’s primary responsibilities are to:

•
within the constructs of our philosophy and guidelines, establish all aspects of compensation for our executive officers, including the named executive officers, and approve awards to the Chief Executive Officer, subject to Board ratification, under our incentive-based compensation plans;

•	oversee the development, implementation and administration of our compensation and benefit plans; and

•
prepare the Compensation & Human Resources Committee Report and review and discuss with management the CD&A, as required to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

For additional information regarding the Committee’s function and composition, see “Governance of the Company—Committees of the Board—Compensation & Human Resources Committee.”
Overview
We believe that fostering an entrepreneurial spirit is essential to our success. Consistent with our overall business strategy of driving operational excellence through the attraction and retention of the best talent, we encourage our executive officers to manage our Company in a way that preserves the decision-making authority of our dealership managers. The general manager of each of our dealerships is responsible for the operations, personnel and financial performance of that dealership, as well as other day-to-day operations. We believe our general managers' familiarity with their respective markets enables them to effectively run day-to-day operations, market to customers and recruit, train and retain new employees. Consistent therewith, we have centralized a number of administrative activities at our corporate headquarters to allow our dealership general managers to focus on dealership operations. We seek to implement these principles with an executive compensation philosophy focused on the following objectives:

•	supporting the attainment of our vision, business strategy and operating imperatives;

•	guiding the design and implementation of effective executive compensation and benefit plans;

•	reinforcing our business values; and

•
further aligning management and stockholder interests by providing appropriate opportunities for meaningful compensation based upon the achievement of various corporate goals set from time to time and generally related to corresponding increases in stockholder value, subject to limitations designed to discourage unnecessary or excessive risk-taking.

As it has done in prior years, the Committee engaged an independent executive compensation consultant, Pay Governance LLC (“Pay Governance”), to assist with the development and implementation of our executive compensation program for 2016, as described in more detail below.
In determining and setting 2016 compensation levels and opportunities for our named executive officers, the Committee generally considers a number of factors. For 2016 executive compensation, the Committee considered, among other things, retention and motivation of individuals, the nature and scope of the individual’s responsibilities to the Company and other individual factors, such as skills, tenure and historical contributions to the Company. The Committee also analyzed comparative data provided by Pay Governance on compensation paid to executive officers in similar positions within the Peer Group (as defined below), although the Committee did not specifically benchmark executive compensation against the Peer Group or other companies. In addition, the Committee also acknowledged the achievements of our management team in 2015 (as compared to 2014), including the following:

•
we grew adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), a metric used by management and that the Committee believes is often used by investors and market analysts in comparing performance and determining enterprise value, by approximately 12%;

•	we grew adjusted earnings per share ("EPS") by approximately 27%;

•	we increased revenues 12%, to a total of approximately $6.6 billion; and

•	we improved our same-store fixed operations gross profit by 9%.
For 2016, the Committee approved and implemented incentive compensation programs designed to appropriately reward and incentivize our executive management team to focus on the long-term interests of our stockholders and further improving the measurable financial metrics described below, which remain a focus of the Board and the Committee when analyzing our financial results and success. In evaluating Peer Group data, selecting metrics and setting appropriate performance targets in connection with the implementation of the Company’s executive compensation programs in 2016, the Committee acknowledged that, as a result of the significant variable components of compensation described in more detail elsewhere in this CD&A, total executive compensation may be significantly above or below target compensation and/or the actual compensation paid to executives in similar positions within the Peer Group based on our actual performance when compared to target performance.
The following results and achievements in 2016 impacted actual payouts and the overall compensation of our executive officers under our incentive compensation programs for 2016:

•	our adjusted EBITDA was $308.3 million;

•	our adjusted EPS was $6.08, an increase of 9% over the prior year;

•	our same-store fixed operations revenue improved by 8% over 2015; and

•	our adjusted operating margin was 4.5%.
Compensation Philosophy and Guidelines
The Committee, with the input of Pay Governance, has developed an executive compensation philosophy that sets forth certain general guidelines that the Committee considers in making decisions and recommendations related to executive compensation (including our named executive officers’ compensation). The key principles and considerations underlying our compensation philosophy are the following:

•	create a “pay-for-results” culture with clear emphasis on pay-for-performance and accountability through the grant of cash and equity award opportunities;

•	effectively manage the cost of compensation programs by providing that a substantial portion of executive pay opportunity is in the form of performance-based compensation;

•	set annual and long-term performance goals that are clearly communicated and understood, and are challenging, yet obtainable;

•	provide the opportunity for above market total compensation upon the achievement of performance significantly above target performance;

•
consider total compensation opportunities in light of competitive market practices, internal equity considerations, the individual’s experience, skills, tenure and how critical the individual's role is to the Company, historical individual performance and significant contributions, and the nature and scope of the individual’s responsibilities;

•	provide a balanced total compensation program to ensure management is not encouraged to take unnecessary or excessive risks;

•	to further align the interests of management and our stockholders, require specified levels of equity ownership by management;

•	reinforce teamwork and internal alignment of management; and

•	consider stakeholder perceptions and governance practices when formulating pay plans and actions.
In order to effectively communicate expectations with and incentivize such individuals in connection with our performance, we generally make compensation program decisions in the first quarter of a year. All such compensation decisions for our executive officers for 2016 were made at the Committee’s regularly scheduled meeting in the first quarter of 2016. In addition, all compensation decisions were consistent with our overall compensation philosophy and guidelines.
Elements of Compensation
The elements of the Company's compensation program, collectively are intended to implement our executive compensation philosophy and objectives by (i) allowing us to attract and retain executive-level talent, (ii) providing an appropriate level of financial certainty through non-variable compensation, (iii) providing opportunities for above market compensation based upon the achievement of specified financial and other appropriate performance objectives, and rewarding such achievement, and (iv) balancing short-term and long-term incentives. The key elements of our executive compensation program are outlined below, together with a summary of the purposes and considerations underlying each compensation element.

Compensation Element	Purpose/Underlying Consideration
Base Salary	•
To provide base pay based on the individual’s experience, skills, tenure and how critical the individual's role is to the company, historical individual performance and significant contributions, and the nature and scope of the individual’s responsibilities;

	•	to provide financial predictability;
	•	to provide a fixed component of compensation that is market competitive; and
	•	to attract and retain executive talent.

Short-Term Incentives (under our Annual Cash Incentive Plan)	•	To optimize annual operating results;
	•	to more directly align management and stockholder interests;
	•	to provide, along with base salary, market competitive cash compensation when targeted performance objectives are met;
	•	to provide appropriate incentives to exceed targeted results;
	•	to pay meaningful incremental cash awards when actual results exceed targeted results;
	•	to encourage internal alignment and teamwork; and
	•	to attract and retain executive talent.

Long-Term Incentives (also referred to as “Equity-Based Compensation”)	•	To more directly align management with our stockholders’ long-term interests;
	•	to balance the short-term orientation of other compensation elements;
	•	to focus executives on the achievement of long-term results;
	•	to support the growth and profitability of each of our revenue sources;
	•	to provide opportunities for retirement asset accumulation by key executives; and
	•	to attract and retain key executive talent.

Employment and Severance Arrangements	•	To protect our interests through appropriate restrictive post-employment covenants, including non-competition and non-solicitation;
	•	to, when and if appropriate, ensure that management is able to analyze any potential change in control transaction objectively;
	•	to, when and if appropriate, provide for continuity of management in the event of a change in control; and
	•	to enable us to attract and retain talented executives;

Other Benefits	•	To be competitive in the markets where we compete for executive talent;
	•	to avoid materially different approaches to benefits among executive and non-executive employees; and
	•	to provide limited job-related and market-driven perquisites in line with our corporate governance philosophies.
Total Compensation Program Supporting Attainment of Operating and Strategic Imperatives
Our overall compensation program is implemented in a manner to support the attainment of various operating and strategic goals. The Committee believes this is appropriately managed by delivering compensation predominantly through variable performance-based compensation elements. As indicated below, during 2016, 80% of our Chief Executive Officer’s target total compensation(1) and an average of 79% of our other NEOs target total compensation was delivered through variable performance-based compensation elements.
____________________
*Long-term equity incentive opportunity for 2016 was delivered in the form of performance share units and restricted stock with vesting as described below.

(1)
Target total compensation is defined as base salary plus annual cash incentive award opportunities granted for the year at target level plus long-term equity award opportunities granted for the year (at target level when such opportunities have the potential for variable payout levels). Other benefits are generally excluded from this term as they do not constitute a material part of NEO compensation.

Policies and Practices
Our compensation philosophy and guidelines are implemented through a number of policies and practices described below. The Committee continually monitors and, as appropriate, adjusts our compensation policies and practices to ensure that they are consistent with our philosophy and, as appropriate, emphasize and reward executives for results that are aligned with long-term stockholder interests and corporate governance best practices.

•
Appropriate Base Salary Adjustments. While we do not specifically benchmark base salary against companies in the Peer Group, the Committee, with the input from its independent compensation consultant, sets our executive officers’ base salaries at levels it considers competitive with executives in similar positions at comparable companies, giving due consideration to overall compensation opportunities. As described below, at its regularly scheduled meeting in the first quarter of 2016, at which annual compensation decisions are typically made, the Committee made adjustments in the base salaries of certain of our named executive officers for 2016.

•
Tying Pay to Performance and Long-Term Commitment. The Committee believes that performance-based compensation programs help to further align management’s interests with the interests of our other stockholders. To this end, in 2016, an average of 19% of NEO target total compensation was in the form of an annual cash incentive opportunity, and an average of 60% of NEO target total compensation was in the form of long-term equity incentive opportunity.

•
Capping Maximum Compensation Opportunities. Both our short-term and long-term incentive programs are designed and implemented with caps on the maximum amounts payable thereunder, even in the event of performance in excess of the maximum goals and objectives. We believe these caps discourage unnecessary or inappropriate risk-taking that may not be in the best interests of stockholders.

•	Limiting Perquisites. We provide our executive officers with only limited perquisites, such as those which we consider appropriate and typical in our industry.

•
Maintaining Equity Ownership Guidelines. We maintain equity ownership guidelines applicable to our executive officers and directors. These guidelines mandate certain levels of stock ownership and help ensure the alignment of interest between our management, Board and other stockholders by requiring the Chief Executive Officer and our other named executive officers and our directors to own a number of shares of our common stock the value of which is equal to a stated multiple of his or her base salary or annual Board retainer, as applicable. For additional information, see “Securities Owned by Management and Certain Beneficial Owners-Equity Ownership Guidelines.”

•
Prohibiting Hedging of our Securities. We do not believe it is appropriate for officers, directors or other “insiders” to try to profit from short-term fluctuations in our stock price. As a result, our executive officers as well as our other employees and members of the Board are prohibited from engaging in short sales of our common stock and from buying or selling puts or calls or any other financial instruments designed to hedge or offset decreases or increases in the value of, our common stock. Additionally, our officers who are subject to the filing requirements of Section 16 of the Securities Exchange Act of 1934, as well as members of the Board, are prohibited from pledging our securities, including holding them in margin accounts.

•
Accelerating the Vesting of Equity Awards Only Upon a “Double Trigger” in Connection with a Change of Control. Equity-based awards granted under our 2012 Equity Incentive Plan generally provide that an award will be accelerated in connection with a change of control transaction only if: (i) the acquirer does not replace or substitute the subject equity award with an equivalent award, or (ii) a participant holding replacement awards is involuntarily terminated within two years following a Change of Control.

•
Maintaining a Recoupment Policy. We maintain a recoupment policy that would require certain officers to reimburse certain performance-based incentive compensation paid to them in the event that we are required to restate financial results due to fraud or intentional misconduct by such individuals.

•
Engaging an Independent Compensation Consultant. Compensation determinations are made with the input of an independent compensation consultant engaged by the Committee. For further discussion of the selection and input of this compensation consultant, see “Compensation Consultant” below.

•	Annually Assessing Compensation Risk. The Committee annually reviews and assesses potential risks arising from our compensation programs and, as appropriate, makes changes in their development and implementation. For a further discussion of this risk assessment, see “2016 Director Compensation Table—The Board’s Risk Oversight Role.”
The Role of Stockholder Say-on-Pay Votes and Related Considerations
We provide our stockholders with the opportunity to vote annually, on an advisory basis, on the compensation of our named executive officers (the “say-on-pay vote”). At our 2016 annual meeting of stockholders held on April 20, 2016, approximately 98.4% of the votes cast by stockholders’ on the say-on-pay vote were in favor of the compensation of our named executive officers. The Committee believes this favorable vote affirms our stockholders’ support of its approach to executive compensation.
In addition to consideration given to the results of the say-on-pay vote, at various times throughout the year the Committee considers direct and indirect input from stockholders and other stakeholders, and more general developments in executive compensation principles, in the development and implementation of the Company’s executive compensation philosophy, policies and practices. For additional information on how these considerations impacted 2016 compensation decisions, see “Policies and Practices” above.
Compensation Consultant
In 2016, as in prior years, the Committee retained Pay Governance as its independent executive compensation consultant. At least annually, the Committee conducts a review of its compensation consultant's performance and potential conflicts of interest. In accordance with applicable SEC and NYSE requirements the Committee reviewed the compensation consultant's independence, taking into account the six compensation consultant independence factors adopted by the SEC to guide companies in determining the independence of compensation consultants, and concluded that the work of the compensation consultant, including the work delivered to the Governance & Nominating Committee, did not raise any conflicts of interest.
Pay Governance provides advice to the Committee on matters related to the fulfillment of the Committee’s responsibilities under its charter and on a wide range of executive compensation and related governance matters. As advisor to the Compensation & Human Resources Committee, Pay Governance reviews the Company's overall compensation strategy and pay levels for the Company’s executive officers, examines all aspects of the Company’s executive compensation programs to ensure their ongoing support of the Company’s business strategy, informs the Committee of developing legal and regulatory considerations affecting executive compensation and benefit programs, and provides general advice to the Compensation & Human Resources Committee with respect to compensation decisions pertaining to the Chief Executive Officer and other executive officers.
During 2016, at the Compensation & Human Resources Committee’s request, Pay Governance (i) provided competitive market data on compensation for executives at the 25th, 50th and 75th percentiles as reference points, (ii) reviewed our annual proxy statement disclosures, (iii) provided the Committee with an analysis of the compensation of the named executive officers as reported in the Company’s 2016 proxy statement as compared to the compensation provided to executives by the companies in the Peer Group as reported in their proxy statements, and (iv) provided the Committee with advice regarding various tax and regulatory issues related to executive compensation.
With the input and analysis of its independent compensation consultant, the Committee adopts a peer group for purposes of evaluating our compensation levels (the “Peer Group”) against executives in similar positions. From time to time the Committee and its independent compensation consultant evaluate the Peer Group to ensure that the Committee is evaluating appropriately comparable companies. For 2016, certain changes were made to the Peer Group to more accurately reflect the Company’s direct competitors in the automotive retailing industry. The Peer Group was as follows:
AutoNation, Inc., Group 1 Automotive, Inc., Lithia Motors Inc., Penske Automotive Group, Inc., and Sonic Automotive Inc.
In addition, to provide a broad context across general industries, the Committee also considered pay data for certain companies outside of the Peer Group with annual revenue between $1 billion and $5 billion that participate in the Towers Watson Executive Compensation Database. The Committee reviewed the executive compensation data provided by Pay Governance in order to evaluate and confirm whether our executive compensation was within a reasonably competitive range, but did not set 2016 executive compensation levels at a specific target percentile within the Peer Group or any other comparator group. Rather, executive compensation decisions were based on the full consideration of all of the elements discussed above, together with the additional considerations discussed below, all of which provide input into the Committee’s deliberations and inform its decisions.

In 2016, the Committee also retained Pay Governance to provide advice with respect to the types, amount and competitiveness of the compensation paid to non-employee directors of the Company for their service on the Board. Such advice was delivered to the Governance & Nominating Committee of the Board, which is the committee responsible for recommending to the Board the compensation of directors.
Additional Considerations in Executive Compensation Decisions
As described above, while we do not specifically benchmark our compensation, the Committee generally aims to establish total compensation for our executive officers at levels it considers competitive with executives in similar positions within our Peer Group. Notwithstanding this,given the Committee's focus on the alignment of executive officer and stockholder interests and the related use of short-term cash incentives and time-vested and performance-based equity compensation as principal components of compensation, the Committee expects that when our performance exceeds targeted performance levels, the actual payouts received by our executive officers may be above competitive median levels. In addition to considering the evaluations and analyses prepared by Pay Governance, to help evaluate our executive compensation against that of our Peer Group, the Committee considered a number of other factors when setting executive officer compensation for 2016, including:

•	the executive’s knowledge, skills, abilities, experience, tenure and how critical the individual's role is to the Company;

•	the nature and scope of the individual’s responsibilities;

•	our financial condition and recent operating results; and

•	internal equity considerations.
Review of 2016 Compensation
For 2016, each named executive officer was eligible to receive compensation consisting of the following four primary elements: (i) a base salary; (ii) a short-term (annual) incentive in the form of a cash bonus opportunity pursuant to our Amended and Restated Key Executive Incentive Compensation Plan; (iii) long-term incentives in the form of equity awards under the 2012 Equity Incentive Plan; and (iv) certain limited perquisites and other benefits.
Base Salaries
Increases, if any, in base salaries for executive officers (other than for the Chief Executive Officer) are generally recommended to the Committee by the Chief Executive Officer on an annual basis, absent a change in circumstances at another time of year that would make reconsideration appropriate at that time. Increases in base salary for the Chief Executive Officer, if any, are initiated and approved by the Committee. In setting base salary, the Committee takes into account the executive’s experience, skills, tenure and importance to us, historical individual performance and significant contributions, and the nature and scope of the individual’s responsibilities and internal equity considerations. The Committee also considers our financial health and the compensation data from our Peer Group received from its independent executive compensation consultant.
Following the regular, annual review of base salaries by the Committee at its regularly scheduled meeting in the first quarter of 2016, the Committee awarded adjustments in base salaries to the named executive officers. The base salaries for the named executive officers were increased to the amounts shown in the table below effective March 6, 2016.

Name	Title	Annual Base Salary
Craig T. Monaghan	President and Chief Executive Officer	$1,000,000
David W. Hult	Executive Vice President and Chief Operating Officer	$750,000
Keith R. Style	Senior Vice President, Chief Financial Officer	$500,000
George A. Villasana	Senior Vice President, General Counsel and Secretary	$450,000
George C. Karolis	Senior Vice President, Corporate Development and Real Estate	$400,000
Annual Cash Incentive Opportunity
As described above, in order to motivate management toward the achievement of certain pre-established corporate goals and to remain competitive in the industry, we believe that a significant portion of each executive officer’s total compensation should be performance-based. We also believe that management is motivated by the opportunity to earn incremental cash compensation based upon the achievement of annual or similar shorter-term performance objectives, and that such opportunity properly fosters effective management, innovative thinking and, in some instances, the implementation of effective cost-saving measures by our executive officers, which may enable us to further enhance our stockholder value. The cash awards paid to our executive officers are paid under the terms of our Amended and Restated Key Executive Incentive Compensation Plan.
For 2016, the Committee decided it was appropriate to use the same cash incentive plan structure that was used in 2015, with potential payouts under the cash incentive plan being dependent upon the achievement of EBITDA (subject to adjustment as described below) correlated with actual United States Annual Automotive Sales (“USAAS”) as reported by Motor Intelligence. EBITDA is defined as earnings before non-floor plan interest, any gain/loss on repurchase of debt, income taxes, depreciation and amortization, impairment expenses and other publicly reported non-core items. The selection of EBITDA as the performance benchmark for payouts under the annual cash incentive plan reflected the Committee’s continued belief that EBITDA is an important metric used by management from time to time to evaluate and analyze results and the impact on the Company of strategic decisions and actions relating to, among other things, events outside of normal, or “core,” business operations, and is often used by investors and market analysts in comparing performance and in determining enterprise value. Further, the Committee believed it was appropriate to establish award opportunities at various levels of actual USAAS, which remained highly uncertain and is beyond the control of management. As a result, the Committee believed it was appropriate to increase target EBITDA at higher levels of USAAS.
In connection with the determination of EBITDA as the appropriate performance metric under the annual cash incentive plan, the Committee further believed it was appropriate to provide for certain potential adjustments to the traditional measure of EBITDA to account for the impact on our financial results of certain potential extraordinary items that are considered non-operational in nature. These items typically result from strategic actions and decisions relating to, among other things, cost reduction, growth, and profitability improvement initiatives, and other events outside of normal, or core, business operations. The Committee believed these items are not properly allocable to the determination of operational results in a given period.
Under the annual cash incentive plan, to account for the potential for different levels of 2016 USAAS, three EBITDA performance goals were established: (i) a “threshold” level; (ii) a “target” level; and (iii) a “maximum” bonus level at each potential level of USAAS. Under the terms of the annual cash incentive plan, if EBITDA did not meet the established “threshold” level at the actual USAAS, no payouts would be made under the plan. Further, if EBITDA exceeded the established “maximum” level at the actual USAAS, payout under the annual cash incentive plan would be limited as if performance had equaled the maximum performance goal. If actual USAAS was between two established levels, or if the achievement of EBITDA performance goals was between threshold and target levels, or target and maximum levels, participants would be entitled to a ratable portion of any payment due based upon linear interpolation.
In determining what it considered an appropriate “target” performance goal at the various levels of USAAS, the Committee consulted with management and evaluated various internally-prepared models and forecasts. The Committee approved the threshold and maximum performance goals at 85% and 115% of target, respectively.
The table below sets out the threshold, target and maximum EBITDA performance goals approved for 2016.

	EBITDA Performance Goals (in millions)
Actual USAAS (in millions)	Threshold (85% of Target) 50% Payout	Target (100%) 100% Payout	Maximum (115% of Target) 200% Payout
14.5 & lower	$229.9	$270.5	$311.1
15.5	$242.8	$285.7	$328.6
16.5	$255.8	$300.9	$346.0
17.5	$268.7	$316.1	$363.5
18.5	$281.6	$331.3	$381.0
19.5 & above	$294.5	$346.5	$398.5
For 2016, actual USAAS as reported by Motor Intelligence was 17.55 million. Based on this level of USAAS, EBITDA levels for the purpose of determining payouts under the annual cash incentive plan were calculated by interpolation as follows: threshold: $269.4 million; target: $316.9 million; and maximum: $364.4 million. The Company reported adjusted EBITDA of $308.3 million in 2016, and the Committee, using its discretion under the program, established a payout at 92.0% of target under the cash incentive plan. Such payout amounts were within, and subject to, the objective maximum amounts described below under the caption “Section 162(m).”

The Committee established incentive opportunities, as a percentage of base salary, for each named executive officer dependent upon each named executive officer’s respective current and expected positions, skills, and experience, as well as other factors described above, including the degree of responsibility assumed and expected to be assumed by such individual for aspects of the organization that impact our financial performance. The various bonus opportunities (as a percentage of base salary) and actual dollar amounts paid pursuant to the 2016 annual cash incentive plan are detailed in the table below.

Name	Threshold Opportunity	Target Opportunity	Maximum Opportunity	Actual Payment (92% of Target)

Craig T. Monaghan	62.5%	125%	250%	$1,150,000
David W. Hult	50%	100%	200%	$690,000
Keith R. Style	37.5%	75%	150%	$345,000
George A. Villasana	30%	60%	120%	$248,400
George C. Karolis	30%	60%	120%	$220,800
Equity-Based Compensation Opportunities
As described elsewhere in this CD&A, the Committee believes it is appropriate that a significant portion of executive officer compensation opportunity be in the form of at-risk equity awards, the payment of which is dependent upon the achievement of either or both of: (i) certain predetermined financial metrics and (ii) continued employment. The Committee generally does not use a specific formula for allocating equity-based compensation opportunity as a percentage of total compensation for the named executive officers. For 2016, consistent with prior years, the Committee considered a number of factors in establishing the level of long-term equity-based compensation opportunity for each named executive officer, primarily:

•	Peer Group compensation pay practices and norms for comparable executives;

•	general industry pay levels for comparable executives as gathered from publicly-available sources;

•	historical individual performance and responsibility of the executive;

•	knowledge, skills, abilities, experience, tenure and how critical the individual's role is to the Company;

•	expected future responsibilities of the executive;

•	the impact of recent historical equity-based compensation decisions, awards and payouts to each executive; and

•	internal pay equity considerations.
Annual Equity Awards Program
In evaluating the structure of the award and equity-based compensation award opportunity, the Committee took action to ensure that equity-based awards to executive officers in 2016 addressed both the long-term performance and retention objectives of our equity compensation philosophy. The Committee determined that the value of the annual grant, assuming target level performance, would consist of:

•
60% performance share units, the vesting of which is subject to our achievement of certain financial performance metrics, as described below, as well as the passage of time, which the Committee believes provides an appropriate balance of executive officer focus on our financial success, and economic benefit for continued employment.

•	40% time-vesting restricted stock, which the Committee believes enhances executive officer retention; and
Special Equity Awards Program
In addition to the structure and value of the annual long-term equity-based incentive award opportunity, which was similar in size and structure to recent prior year awards and the Committee believes were successful in supporting the Company’s goals, the Committee, with the input of Pay Governance, determined that in order to align total compensation opportunities more closely with direct competitor levels and to appropriately recognize various individual’s contributions to the Company’s strong performance in recent years, it was appropriate to make a special additional equity award to certain named executive officers. In making such equity award, the Committee took into consideration the guiding compensation principle of having a significant portion of executive compensation being “at risk” based on performance, and structured the additional award with both a performance condition separate from the performance metrics in the annual long-term equity-based incentive award, and with different time-based terms.
In 2016, and taking into account all of the annual equity awards and special equity awards described above the named executive officers were granted the number of shares of restricted stock and the number of annual and special performance share unit awards (at target performance levels) set forth beside his name below:

Name	Number of Shares of Restricted Stock Granted(1)	Number of Annual and Special Performance Share Units Granted (at Target Performance Level)(1)
Craig T. Monaghan	23,555	35,332
David W. Hult	20,558	43,682
Keith R. Style	11,564	23,768
George A. Villasana	6,853	13,490
George C. Karolis	4,926	10,599
____________________

(1)	All such amounts were within, and subject to, the objective maximum amounts described below under the caption “Section 162(m).”
2016 Annual Restricted Stock Award Terms
The 2016 annual restricted stock award grants to the named executive officers by the Committee, using its discretion under the program, vest ratably over three years beginning on the first anniversary of the grant date, as the Committee believes that this provides appropriate officer retention benefits and, assuming the continued employment of the executive, also provides for a level of consistency in future compensation.
In the event that dividends are paid on shares of our common stock at any time when restricted stock awards remain unvested, any such dividends will accrue and be payable to the grantee upon vesting of the underlying restricted shares. In the event such shares do not vest, no such dividends will be paid.
2016 Annual Performance Share Unit Award Terms
The annual performance share unit award grants to the named executive officers had a performance period based on our fiscal year 2016 performance (described below) and assuming satisfaction of such performance requirements provide for ratable vesting over three-years, with one-third of the award vesting on each of the (i) later of the first anniversary of the grant date, or the date the Committee certifies the actual award; (ii) the second anniversary of the grant date; and (iii) the third anniversary of the grant date, in each case subject to continued employment through the vesting period. Such performance share unit awards, if paid, will be paid in shares of our common stock. In developing the structure of the annual performance share unit award program, the Committee believed it was important to set what it considered challenging yet attainable targets for the performance period. The Committee determined that it would be difficult to project our performance over a multi-year performance period. It therefore determined that a one-year performance period, with subsequent year vesting restrictions, remained appropriate, including providing sufficient alignment between management and stockholder interests and serving as a valuable executive-retention tool.
The annual performance share unit award grants provide each executive with a number of performance share units that could be earned based on our performance relative to our Peer Group with respect to the performance metrics described below and approved by the Committee in the first quarter of the year. Notwithstanding the performance relative to the Peer Group, the Committee determined that, if our EPS growth was negative, payout under the annual performance share unit award grants would be limited to 100%. These metrics were selected because of their relative importance to our financial success. The number of performance share units awarded to each executive (other than Chief Executive Officer) was recommended to the Committee by the Chief Executive Officer based on the factors described above in “Equity Based Compensation Opportunity,” and included but were not limited to each executive’s past performance and level of responsibility. The number of performance share units awarded to the Chief Executive Officer was determined by the Committee and awarded to the Chief Executive Officer based on these same factors.
The actual number of performance share units to be awarded was determined based on the Committee’s evaluation of our performance against the Peer Group, and could range from 0% to 150% of the target number of units.

The Committee approved a payout range of 0% to 150% of the target award for 2016 consistent with a prevailing market trend of reduced maximum payout levels to reduce potential concerns regarding excessive risk-taking by employees eligible for such awards.
Under our 2016 annual performance share unit award program, our performance, and thus the actual number of shares to be earned, was to be determined or scored based upon the following three performance elements, which were chosen because the Committee determined them to be key drivers of long-term performance in our industry:

•	percentage improvement in same-store fixed revenue growth measured against the prior fiscal year;

•	percentage improvement in EPS measured against the prior fiscal year (with limits on overall payouts if our EPS growth was negative regardless of performance against the Peer Group); and

•	operating margin.
The 2016 annual performance share unit award program was designed so that each element of our performance would be considered in light of our overall performance, general market conditions and the comparable element of performance by each of the companies in our Peer Group, with such evaluation reference to each entity’s most recently publicly available financial results.
The scores for each performance element are cumulated, such that the highest achievable score would result in a payout at 150% of target, subject to the limitation based on negative EPS growth described above, the lowest achievable score would result in a payout at 0% of target and a score in between would be interpolated.
The scores for each performance element are cumulated, such that the highest achievable score would result in a payout at 150% of target (except if EPS growth is negative the highest payout would be 100% of target), the lowest achievable score would result in a payout at 0% of target and a score in between would be interpolated.
After evaluating our performance on a cumulative basis, under each of the three performance metrics discussed above, including as compared to the performance of the Peer Group and general market conditions, the Committee, using its discretion under the program, established a payout of a number of shares of our common stock at 140% of target. Payments of awards pursuant to the 2016 annual performance share unit award program were made as set forth below. All such amounts were within, and subject to, the maximum amounts described above under the caption “Section 162(m).”

Name	Target Number of PSUs Granted	Number of Shares of Common Stock Awarded Under the 2016 Annual Performance Share Unit Award Program
Craig T. Monaghan	35,332	49,465
David W. Hult	12,847	17,986
Keith R. Style	8,351	11,692
George A. Villasana	5,781	8,094
George C. Karolis	2,890	4,046
In accordance with the terms of the 2016 annual performance share unit award program, one-third of the award to each named executive officer vested on the later of the first anniversary of the grant date and the date the payout of a number of shares of our common stock is established by the Committee, with the remainder of the award vesting in equal amounts on the second and third anniversaries of the grant date, subject in each case to the executive’s continued employment. In light of Mr. Style’s voluntary resignation from all positions with the Company on March 7, 2017, no further shares will vest under his award.
2016 Special Performance Share Unit Award Terms
In order to, among other things, avoid the potential for an excessive focus on a single performance element as described above, and to retain the performance- and time-based components of a material portion of compensation, the Committee selected EBITDA as the performance component on which the performance share components of the special equity award would be judged. For these purposes, EBITDA was defined in the same manner and with the same adjustments as under the annual cash incentive opportunity awards program.
Unlike under the cash incentive opportunity award program, the Committee set performance criteria based solely on a threshold level of EBITDA performance (regardless of USAAS) to determine whether these special performance share units and the underlying shares would be earned. This EBITDA performance threshold was $200.0 million and, based on the Company’s reported adjusted EBITDA of $308.3 million, payments of awards under the performance share units granted in connection with the special equity award were made as set forth below. All such amounts were within, and subject to, the maximum amounts described above under the caption “Section 162(m).”

Name	Number of Shares of Common Stock Awarded Under the 2016 Special Performance Share Unit Award Program
David W. Hult	30,835
Keith R. Style	15,417
George A. Villasana	7,709
George C. Karolis	7,709
In order to provide for the continued commitment of the named executive officer without outweighing a payout in any single fiscal period, the Committee provided for vesting of this portion of the award different than under the annual performance share unit award grants as follows: 14.8% will vest on each of the first through third anniversaries of the grant date, with the remainder of the award vesting in equal amounts on the fourth and fifth anniversaries thereof, subject in each case to the named executive officer’s continued employment. In light of Mr. Style’s voluntary resignation from all positions with the Company on March 7, 2017, no further shares will vest under his award.
Other Benefits
In 2016, our executive officers were eligible to participate in the employee benefit plans generally available to all of our employees in the corporate office, including medical, dental, life and disability insurance plans, as well as to participate in our 401(k) plan.
In the automobile retailing industry, senior executives are typically provided with the use of one or more demonstrator vehicles from a retailer’s inventory of new vehicles in order to, among other things, show support for the retailer’s offered brands. Executives are typically entitled to these vehicles for business and personal use. Management has limited the number of demonstrator vehicles provided to our employees due to the risks associated with the use of such vehicles. To provide a similar benefit, we provide a cash car allowance of $800 per month to our corporate officers at the vice president level and above, including our named executive officers. Additionally, in 2016, Mr. Monaghan and Mr. Hult each were entitled to use one demonstrator automobile pursuant to the terms of their respective employment agreements.
Employment, Severance and Change in Control Arrangements
General Provisions of Employment, Severance and Separation Agreements
In connection with the implementation of certain aspects of our succession plan and as a retention and executive recruitment tool, we have entered into employment agreements with Mr. Monaghan and Mr. Hult. In addition, as of December 31, 2016 and as of the date of this proxy statement, we are party to certain agreements relating to severance and/or separation arrangements with each of Mr. Style, Mr. Villasana and Mr. Karolis. These agreements provide for the allocation of certain benefits in the event of involuntary termination of the employment of the named executive officer without cause or by the named executive officer where good reason exists, and additional benefits to Mr. Style and Mr. Villasana in the event of termination within two years following a Change in Control.
We believe that these agreements serve as appropriate retention and motivational tools for these executives by generally providing a measure of financial security in the event of an unplanned termination of employment, with the exception of a termination for cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of these agreements are important to retain these key people whose continued employment might be at risk in certain changes of control, although such transactions may otherwise be in the best interests of our stockholders. As a corporate policy, we believe that it may be difficult to attract and retain talented executives with provisions in our severance arrangements that deny severance benefits in the event of a termination for other than performance-related issues.
A description of the terms of these employment, severance and separation agreements, including the potential payouts to these individuals pursuant to applicable severance provisions thereof, are summarized in the “Employment Arrangements and Potential Payments Upon Termination and Change in Control” section of this proxy statement.

Section 162(m)
Section 162(m) of the Code generally imposes a $1,000,000 per taxable year ceiling on the tax deductibility to a company of remuneration paid (not including amounts deferred) to the company’s chief executive officer and any one of the other three most highly compensated executive officers of a publicly held corporation (with the exception of such company’s chief financial officer), unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). While we intend to maximize the tax-efficiency of our compensation programs generally, the Committee and the Board retain the flexibility in the manner in which we award compensation to act in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible by reason of Section 162(m).
The Committee administers annual cash incentive awards under our Amended and Restated Key Executive Incentive Compensation Plan (the “Key Incentive Plan”), which was most recently approved by our stockholders in 2014, and long-term equity incentive awards under our 2012 Equity Incentive Plan (the “2012 Equity Plan”), which was most recently approved by our stockholders in 2012. The Committee structures these awards with the goal of maximizing the tax deductibility of certain awards as “performance-based” compensation under Section 162(m) of the Code, to the extent practical and deemed appropriate, consistent with maintaining competitive compensation. The Committee does not guarantee that any particular awards will be intended to qualify as “performance-based” compensation or that any awards that are intended to so qualify in fact will meet all of the applicable requirements.
Commencing in 2012, in connection with annual cash incentive awards and long-term equity incentive awards, an objective maximum amount is established for annual cash incentive and long-term equity incentive awards that a named executive officer may receive based on the achievement of specified EBITDA performance levels, and may not increase awards above these maximum amounts. Each year, the Committee uses its discretion under these objective maximum amounts to establish secondary performance criteria under its annual cash incentive awards granted under the Key Incentive Plan and long-term equity incentive awards under the 2012 Equity Plan. For information regarding these secondary performance criteria for 2016, see"-Review of 2016 Compensation-Annual Cash Incentive Opportunities” and "-Review of 2016 Compensation-Equity-Based Compensation Opportunities." The Committee may only apply negative discretion to the objective maximum amount established, but may apply positive or negative discretion to the secondary performance metrics established for any annual cash incentive awards or long-term equity awards. For fiscal 2016, the Committee applied negative discretion to the objective maximum amount to arrive at the actual annual cash incentive plan awards and long-term equity incentive awards received by our named executive officers.

COMPENSATION & HUMAN RESOURCES COMMITTEE REPORT
The Compensation & Human Resources Committee of the Company has reviewed and discussed with management the "Compensation Discussion & Analysis" section of the proxy statement required by Item 402(b) of Regulation S-K of the Exchange Act and, based on such review and discussions, the Compensation & Human Resources Committee recommended to the Board that the "Compensation Discussion & Analysis" section be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Members of the Compensation & Human Resources Committee
Juanita T. James (Chair)
Dennis E. Clements
Eugene S. Katz
Scott L. Thompson

COMPENSATION & HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2016, Ms. James (Chair), Mr. Clements, Mr. Katz and Mr. Thompson, none of whom is or was formerly an officer or employee of the Company, served as members of the Compensation & Human Resources Committee of our Board. None of the Compensation & Human Resources Committee members or other members of the Board serves as an executive officer of any entity for which one of the Company’s executive officers serves as a director or member of such other entity’s compensation committee.

EXECUTIVE COMPENSATION
The following table shows the compensation paid for fiscal years 2016, 2015 and 2014 to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers of the Company in 2016 (collectively, the “named executive officers”). For a more detailed discussion about the compensation arrangements for these executive officers, see “Compensation Discussion & Analysis.”
SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary		Stock Awards (1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total

Craig T. Monaghan	2016	$996,552		$2,750,023	$1,150,000	$29,648	(3)	$4,926,223
President and Chief Executive Officer	2015	$950,000		$2,750,031	$1,061,720	$20,915		$4,782,666
	2014	$950,000		$2,498,555	$1,225,500	$20,915		$4,694,970
David W. Hult	2016	$745,182		$3,000,008	$690,000	$23,061	(4)	$4,458,251
Executive Vice President and Chief Operating Officer	2015	$700,000		$800,004	$533,400	$129,526		$2,162,930
	2014	$116,667	(5)	$500,058	$112,875	$28,143		$757,743
Keith R. Style	2016	$498,276		$1,650,004	$345,000	$9,631	(6)	$2,502,911
Senior Vice President and Chief Financial Officer (7)	2015	$462,500		$500,013	$289,560	$9,600		$1,261,673
	2014	$391,250		$450,019	$283,800	$9,600		$1,134,669
George A. Villasana	2016	$448,002		$950,018	$248,400	$9,631	(6)	$1,656,051
Senior Vice President, General Counsel and Secretary	2015	$416,667		$424,976	$259,080	$9,600		$1,110,323
	2014	$368,750		$350,004	$193,500	$9,600		$921,854
George C. Karolis	2016	$397,728		$725,018	$220,800	$9,631	(6)	$1,353,177
Senior Vice President, Corporate Development and Real Estate	2015	$370,833		$200,020	$190,500	$9,600		$770,953

___________________

(1)
The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of performance shares and shares of restricted stock for the fiscal years ended December 31, 2016, 2015 and 2014, as described in the “Compensation Discussion & Analysis—Review of 2016 Compensation—Equity-Based Compensation Opportunities” discussion and in footnote 2 of the “2016 Grants of Plan-Based Awards Table” below. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in Note 20 in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017. The maximum possible value of performance awards at the grant date (based on the assumption that the highest level of performance is achieved) granted to each of our named executive officers in 2016 was as follows: Mr. Monaghan: $2,475,006; Mr. Hult: $2,339.927; Mr. Style: $1,304,961; Mr. Villasana: $764,969; and Mr. Karolis: $562,455 . For additional information on the actual number of performance share awards granted, see the discussion under “Compensation Discussion & Analysis–Review of 2016 Compensation–Equity-Based Compensation Opportunities” above.

(2)	The amounts in this column represent the actual amount earned by, and paid to, the named executive officers under the applicable year’s annual cash incentive plan.

(3)	Represents (i) the imputed income of $20,017 associated with the use of one demonstrator vehicle; and (ii) an automobile allowance.

(4)	Represents (i) the imputed income of $13,430 associated with the use of one demonstrator vehicle; and (ii) an automobile allowance..

(5)	Represents base salary from November 3, 2014, the date he commenced employment with the Company, to December 31, 2014.

(6)	Represents an automobile allowance.

(7)	Mr. Style voluntarily resigned from all positions with the Company effective March 7, 2017.

2016 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Approval Date	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1) ($ amount)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (# of shares)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards
			50% Threshold	100% Target	200% Maximum	Threshold	Target	Maximum
Craig T. Monaghan	1/26/16	1/26/16	$625,000	$1,250,000	$2,500,000
	1/26/16	2/5/16				7,066	35,332	52,998		$1,650,004
	1/26/16	2/5/16							23,555	$1,100,019
David W. Hult	1/26/16	1/26/16	$375,000	$750,000	$1,500,000
	1/26/16	2/5/16				2,569	12,847	19,271		$599,955
	1/26/16	2/5/16				30,835	30,835	30,835		$1,439,995
	1/26/16	2/5/16							20,558	$960,059
Keith R. Style	1/26/16	1/26/16	$187,500	$375,000	$750,000
	1/26/16	2/5/16				1,670	8,351	12,527		$389,992
	1/26/16	2/5/16				15,417	15,417	15,417		$719,974
	1/26/16	2/5/16							11,564	$540,039
George A. Villasana	1/26/16	1/26/16	$135,000	$270,000	$540,000
	1/26/16	2/5/16				1,156	5,781	8,672		$269,973
	1/26/16	2/5/16				7709	7,709	7,709		$360,010
	1/26/16	2/5/16							6,853	$320,035
George C. Karolis	1/26/16	1/26/16	$120,000	$240,000	$480,000
	1/26/16	2/5/16				578	2,890	4,335		$134,963
	1/26/16	2/5/16				7,709	7,709	7,709		$360,010
	1/26/16	2/5/16							4,926	$230,044
____________________

(1)
Represents potential payouts under our annual cash incentive plan for each named executive officer. For a more detailed discussion of the annual cash incentive plan and the actual awards paid under this plan, see the section of this proxy statement entitled, “Compensation Discussion & Analysis—Review of 2016 Compensation—Annual Cash Incentive Opportunity” and the “Summary Compensation Table” above.

(2)
Represents performance share unit awards. For a more detailed discussion of the Company’s performance share unit award program, see the section of this proxy statement entitled, “Compensation Discussion & Analysis—Review of 2016 Compensation—Equity-Based Compensation Opportunities” and the "Summary Compensation Table" above.

(3)
Represents grants of restricted stock. For a more detailed discussion of the Company's restricted stock awards, see the section of this proxy statement entitled, “Compensation Discussion & Analysis—Equity-Based Compensation Opportunities” and the “Summary Compensation Table” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016

	Stock Awards (1)
Name	Number of Shares of Stock or Units of Stock That Have Not Vested	Market Value of Shares of Stock or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
Craig T. Monaghan	74,928	$4,623,058	52,998	$3,269,977
David W. Hult	31,615	$1,950,646	50,106	$3,091,509
Keith R. Style	20,869	$1,287,617	27,944	$1,724,114
George A. Villasana	14,483	$893,601	16,381	$1,010,677
George C. Karolis	8,476	$522,969	12,044	$743,115
____________________

(1)
All information in the “Stock Awards” portion of the table relates to (i) awards of shares of restricted stock, and (ii) awards of performance shares assuming a payout at the maximum level of performance.

(2)	Based on a stock price of $61.70, the closing price of our common stock on December 31, 2016.

(3)
Represents the aggregate payout value of performance shares underlying each award of performance share units that have not yet vested, calculated by multiplying the maximum number of performance share units by $61.70, the closing price of our common stock on December 31, 2016.

2016 STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Craig T. Monaghan	35,575	$1,800,569
David W. Hult	4,420	$236,919
Keith R. Style	5,446	$276,799
George A. Villasana	6,158	$315,198
George C. Karolis	2,879	$146,511
____________________

(1)	The number of shares acquired upon vesting represents the net number of shares acquired after the surrender of any shares to satisfy tax withholding requirements.

(2)
The value realized on the vesting of shares of restricted stock or performance share units represents the net number of shares acquired after the surrender of any shares to satisfy tax withholding requirements multiplied by the closing price of our common stock, as reported on the NYSE, on the vesting date of the restricted stock or the payout date of the performance share units, as applicable.

EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS
UPON TERMINATION AND CHANGE IN CONTROL
Employment Agreement with Craig T. Monaghan
We have entered into an employment agreement with Craig T. Monaghan, our President and Chief Executive Officer (such agreement, as amended and restated to date, the “Monaghan Agreement”). The Monaghan Agreement expires on February 9, 2018, and provides for automatic extensions for successive one-year periods, unless either party provides notice of termination to the other. Upon any termination, Mr. Monaghan will cease to be an officer and director of the Company and any of its affiliates.
Under the Monaghan Agreement, Mr. Monaghan’s base salary is subject to periodic review and increase, and he is entitled to receive an annual bonus (which includes a non-equity incentive compensation award opportunity) based on a target of 100% of his then-current base salary. Mr. Monaghan is also eligible to receive annual equity or other long-term incentive awards granted under the Company’s long-term equity incentive plans and is entitled to a monthly automobile allowance and the use of a Company owned demonstrator vehicle.
Under the terms of the Monaghan Agreement, if (i) the Company elects not to extend the Monaghan Agreement and, at its expiration, Mr. Monaghan will not have attained age 65, or (ii) the Company terminates the Agreement without “cause” or (iii) Mr. Monaghan terminates the Monaghan Agreement for “good reason” when no “change in control” has occurred (any of the foregoing, a “Monaghan Non-Change in Control Qualifying Termination”), Mr. Monaghan will be entitled to the following:

•	100% of his base salary, plus 100% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on actual performance for the year of termination;

•	continued participation for 12 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	accelerated vesting of all unvested equity and other long-term incentive awards that would have vested in the 364 days following the termination of the Monaghan Agreement.
Also under the terms of the Monaghan Agreement, if Mr. Monaghan is terminated without cause or resigns for good reason within two years following a change in control (a “Monaghan Change in Control Qualifying Termination” and, together with a Monaghan Non-Change in Control Qualifying Termination, as the case may be, a “Monaghan Qualifying Termination”), Mr. Monaghan will be entitled to the following:

•	200% of his base salary, plus 200% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on target performance for the year of termination;

•	continued participation for 24 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	vesting of all unvested equity and other long-term incentive awards, effective on the date of the change in control.
The foregoing severance payments are conditioned upon Mr. Monaghan executing a general release in favor of the Company. The Monaghan Agreement also contains certain confidentiality, non-compete and non-solicit obligations. In the event of a breach of these obligations, the Company may stop paying any amounts due, as described above, and demand repayment of 50% of the severance amounts paid prior to the breach of such obligations.
The Monaghan Agreement also provides that, if Mr. Monaghan retires after reaching age 65, then upon such retirement, all of his equity and long-term incentive awards not vested as of his effective retirement date will continue to vest without regard to such retirement.

Employment Agreement with David W. Hult
We have entered into an employment agreement with David W. Hult, our Chief Operating Officer (such agreement the “Hult Agreement”). The Hult Agreement expires on November 3, 2017, and provides for automatic extensions for successive one-year periods, unless either party provides notice of termination to the other. Upon any termination, Mr. Hult will cease to be an officer of the Company and any of its affiliates.
Under the Hult Agreement, Mr. Hult’s base salary is subject to periodic review and increase, and he is entitled to receive an annual bonus (which includes a non-equity incentive compensation award opportunity) based on a target of 75% of his then-current base salary. Mr. Hult is also eligible to receive annual equity or other long-term incentive awards granted under the Company’s long-term equity incentive plans and is entitled to a monthly automobile allowance and the use of a Company owned demonstrator vehicle. The Hult Agreement also provided for a signing bonus of $100,000 in lieu of relocation assistance and was paid in 12 equal installments over the 12 months following his date of employment. This signing bonus was subject to repayment in the event Mr. Hult terminated his employment with the Company before the second anniversary of his employment.
Under the terms of the Hult Agreement, if (i) the Company elects not to extend the Hult Agreement and, at its expiration, Mr. Hult will not have attained age 65, or (ii) the Company terminates the Agreement without “cause” or (iii) Mr. Hult terminates the Hult Agreement for “good reason” when no “change in control” has occurred (any of the foregoing, a “Hult Non-Change in Control Qualifying Termination”), Mr. Hult will be entitled to the following:

•	100% of his base salary, plus 100% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on actual performance for the year of termination;

•	continued participation for 12 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	accelerated vesting of all unvested equity and other long-term incentive awards that would have vested in the 364 days following the termination of the Hult Agreement.
Also under the terms of the Hult Agreement, if Mr. Hult is terminated without cause or resigns for good reason within two years following a change in control (a “Hult Change in Control Qualifying Termination” and, together with a Hult Non-Change in Control Qualifying Termination, as the case may be, a “Hult Qualifying Termination”), Mr. Hult will be entitled to the following:

•	200% of his base salary, plus 200% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on target performance for the year of termination;

•	continued participation for 24 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	vesting of all unvested equity and other long-term incentive awards, effective on the date of the change in control.
The foregoing severance payments are conditioned upon Mr. Hult executing a general release in favor of the Company. The Hult Agreement also contains certain confidentiality, non-compete and non-solicit obligations. In the event of a breach of these obligations, the Company may stop paying any amounts due, as described above, and demand repayment of 50% of the severance amounts paid prior to the breach of such obligations.
The Hult Agreement also provides that, if Mr. Hult retires after reaching age 65, then upon such retirement, all of his equity and long-term incentive awards not vested as of his effective retirement date will continue to vest without regard to such retirement.
Severance Agreements with Keith R. Style, George A. Villasana and George C. Karolis
The Company is party to a severance agreement (each, a “Severance Agreement”) with each of Mr. Style, Mr. Villasana and Mr. Karolis. The Severance Agreements provide for one year of base salary, one year of benefits continuation, and a pro-rated bonus (which includes any payment under a non-equity incentive compensation plan with respect to Mr. Style and Mr. Villasana) in the amount that the affected executive would have received had he not been terminated during such year (collectively, the “Severance Payment”) if (i) the affected executive is terminated by the Company without “cause,” or (ii) with respect to (x) Mr. Style and Mr. Villasana if the affected executive terminates his employment with the Company due to the occurrence of certain events (described below) specified in their Severance Agreements within two years following a change in control (either of the foregoing, a "Qualifying Termination”) or (y) Mr. Karolis if he terminates his employment for any of the following reasons: (a) mandatory relocation of Mr. Karolis’ current principal place of business to a location more than 50 miles away; (b) the Company’s reduction of Mr. Karolis’ base salary; and (c) any material diminution in Mr. Karolis’ duties or job title.
The Severance Agreements require the affected executive to execute a general release in favor of the Company as a condition to receiving any Severance Payments. The Severance Agreements also contain certain confidentiality, non-compete and non-solicit obligations and provides that, if such obligations are breached by the affected executive, the Company has the right to stop making any otherwise required Severance Payments. Additionally, the Severance Agreements provide that the affected executive will not receive any Severance Payment in the event of termination due to death, disability, retirement, voluntary resignation or termination by the Company for cause.
Mr. Style voluntarily resigned from all positions with the Company effective March 7, 2017. As a result thereof, he is not entitled to any payments under the terms of his Severance Agreement.
Equity Incentive Plan Payout Provisions
In addition to the payments required to be made in connection with certain qualifying separations from service described above, the Company's 2012 Equity Incentive Plan, as amended, provides that awards made thereunder, subject to the terms of any individual employment or severance agreements, will be accelerated in connection with a change in control transaction only if: (i) the acquiror does not replace or substitute an equivalent award, or (ii) a participant holding replacement awards is involuntarily terminated within two years following a Change of Control.
Certain Defined Terms
Cause
Under the Monaghan and Hult Agreements, “cause” generally means any of the following: (i) the executive’s willful misconduct, failure to follow a lawful directive of the Board, gross negligence or blatant violation of Company policy, (ii) the executive’s commission of fraud, misappropriation, dishonesty or embezzlement against the Company or an affiliate, (iii) in the case of Mr. Monaghan, his commission of a felony or a crime of moral turpitude, and in the case of Mr. Hult, a conviction of, or entry of a plea of nolo contendere to, a felony or misdemeanor (other than traffic violations and similar offenses), or (iv) the executive’s commission of a material breach of the applicable employment agreement.
Under the Severance Agreements with Mr. Style and Mr. Villasana, “cause” generally means any of the following: (i) the executive’s gross negligence or serious misconduct (including criminal, fraudulent and dishonest conduct) that is or may be injurious to the Company, (ii) the executive’s conviction of, or entry of a plea of nolo contendere to, a felony or other crime that involves moral turpitude, (iii) the executive’s breach of the confidentiality, non-compete and non-solicit obligations contained in the Severance Agreement, (iv) the executive’s willful and continued failure to perform his duties on behalf of the Company, or (v) the executive’s material breach of certain Company policies.
Under the Severance Agreement with Mr. Karolis, “cause” generally means any of the following: (i) Mr. Karolis’ gross negligence or gross misconduct in carrying out his duties, resulting in either case in material harm to the Company; (ii) Mr. Karolis being convicted of a felony; or (iii) Mr. Karolis’ breach of the confidentiality, non-compete and non-solicitation obligations contained in his Severance Agreement.
Good Reason
Under the Monaghan and Hult Agreements, “good reason” is defined as the occurrence of any of the following without the executive’s consent, but only after notice of, and an opportunity to cure, such event: (i) the nature or scope of the executive’s duties or responsibilities are materially diminished, (ii) the Company changes the location of the executive’s employment to a place more than 50 miles from its present location, (iii) the Company’s material breach of the applicable employment agreement, or (iv) a change in the executive’s salary below the base amount specified in the applicable employment agreement.
Under the Severance Agreements with Mr. Style and Mr. Villasana, “good reason” generally means the occurrence of any of the following, but only after notice of, and the opportunity to cure, such event: (i) the Company changes the location of the executive’s employment to a place more than 50 miles from its present location, (ii) a material diminution in the executive’s base compensation, or (iii) a material diminution in the executive’s authority, duties or responsibilities. In addition, if the executive terminates his employment with the Company for any of the foregoing reasons within two years following a change in control, the executive will be entitled to receive the Severance Payment.
Change in Control
A “change in control” generally means the occurrence of any of the following events:

•
any person becomes the beneficial owner of 35% or more of the Company’s securities entitled to vote in the election of directors, provided, in the case of the Company’s 2012 Equity Incentive Plan, the Monaghan Agreement, the Hult Agreement and the Severance Agreements with Mr. Style and Mr. Villasana, that such an acquisition will not be considered a change in control if it is made by (x) the Company or any subsidiary, (y) an employee benefit plan sponsored or maintained by the Company or any subsidiary, or (z) a person that reports such acquisition on Schedule 13G under the Exchange Act, so long as such person does not later become required to report on Schedule 13D while beneficially owning 35% or more of the Company’s securities entitled to vote in the election of directors;

•
in the case of the Company’s 2012 Equity Incentive Plan, the Hult Agreement and the Severance Agreements with Mr. Style and Mr. Villasana, the Company’s completion of a merger, consolidation or other business combination transaction in which the Company’s securities outstanding immediately prior to such transaction represent less than 50% of the combined voting power of the Company or other surviving entity after such transaction, except where the transaction agreement provides that members of the Company’s Board serving at the time of the first public announcement of the transaction will constitute at least a majority of the directors of the resulting entity;

•
individuals who, as of the date specified in the applicable agreement or plan, constitute the Board cease to constitute at least a majority, in the case of the Company’s 2012 Equity Incentive Plan, as amended, the Monaghan Agreement, the Hult Agreement, and the Severance Agreements with Mr. Style and Mr. Villasana, of the Board, provided that any individual whose election or nomination for election by the Company’s stockholders was approved by at least 2/3 of the directors then comprising the incumbent Board will be considered to be incumbent members of the Board, but excluding any individual who first assumes office as a director of the Company as a result of an actual or threatened election contest; or

•	approval by the Company’s stockholders of the liquidation or dissolution of the Company.
Potential Payments Upon Separation from Service or Change in Control
The following tables detail the amounts that would have been payable to each of our named executive officers had each such officer been separated from service with the Company as of December 31, 2016: (i) involuntarily and without cause or for good reason (a "Qualifying Termination") and without a Change in Control of the Company; (ii) pursuant to a Qualifying Termination and a Change in Control of the Company; and (iii) as the result of death or disability, in each case after taking into account the following assumptions as applicable:

•	no payment value was ascribed to any presently vested and exercisable equity incentive awards, as such awards would not be impacted by a separation from service or change in control;

•
all equity incentive awards that would accelerate in connection with a separation from service or change in control were accelerated and cash valued as of December 31, 2016 (based on $61.70, the closing price of our common stock on the NYSE on such date) by multiplying the number of such shares by the closing price per share of our common stock on the NYSE on December 31, 2016;

•
each of the named executive officers continued to be entitled to participate in the Company’s health and dental insurance plans (no such officer obtained other employment which provided at least equal benefits), and the cost thereof was cash valued at the cost to the Company;

•	all parties complied with any required release and notice provisions in the applicable agreement;

•	all amounts due to the named executive officers were paid immediately; and

•
each of the named executive officers continued to comply with any restrictive or other covenant applicable to him that may have otherwise resulted in the repayment or withholding of severance amounts due.

Qualifying Termination Assuming No Change in Control

Named Executive Officer	Base Salary Continuation(1)	Bonus(1)	Benefits Continuation	Performance Share/Restricted Stock Acceleration	Total
Craig T. Monaghan	$1,000,000	$2,400,000	$4,039	$3,458,902	$6,862,941
David W. Hult	$750,000	$1,440,000	$4,772	$1,382,512	$3,577,284
Keith R. Style	$500,000	$345,000	$5,483	$—	$850,483
George A. Villasana	$450,000	$248,400	$1,577	$—	$699,977
George C. Karolis	$400,000	$220,800	$4,772	$—	$625,572
____________________

(1)
Based upon the actual or target amounts of salary and non-equity incentive plan compensation paid in 2016, which are described above in the Compensation Discussion & Analysis section of this proxy statement.

Qualifying Termination Assuming Change in Control

Named Executive Officer	Base Salary Continuation (1)	Bonus (1)	Benefits Continuation	Performance Share/ Restricted Stock Acceleration	Total
Craig T. Monaghan	$2,000,000	$3,650,000	$8,077	$6,803,042	$12,461,119
David W. Hult	$1,500,000	$2,190,000	$9,543	$4,645,825	$8,345,368
Keith R. Style	$500,000	$345,000	$5,483	$2,754,103	$3,604,586
George A. Villasana	$450,000	$248,400	$1,577	$1,725,934	$2,425,911
George C. Karolis	$400,000	$220,800	$4,772	$1,176,928	$1,802,500
____________________

(1)
Based upon the actual or target amounts of salary and non-equity incentive plan compensation paid in 2016, which are described above in the Compensation Discussion & Analysis section of this proxy statement.

Separation from Service Upon Death or Disability

Named Executive Officer	Base Salary Continuation	Bonus	Benefits Continuation	Restricted Stock Acceleration(1)	Total
Craig T. Monaghan	$—	$—	$—	$2,451,711	$2,451,711
David W. Hult	$—	$—	$—	$1,583,222	$1,583,222
Keith R. Style	$—	$—	$—	$894,342	$894,342
George A. Villasana	$—	$—	$—	$571,095	$571,095
George C. Karolis	$—	$—	$—	$393,338	$393,338
____________________

(1)	Reflects the value of awards of restricted stock made under the Company's equity incentive plan that provides for the accelerated vesting thereof solely upon an executive's death or disability.

RELATED PERSON TRANSACTIONS
We have adopted a written policy relating to related person transactions, which sets out the criteria for review of transactions between the Company and our affiliates and members of their immediate families. This policy covers our directors and officers, and each stockholder that holds directly or indirectly, more than 5% of our common stock. In addition, we have adopted a written Delegation of Authority Policy, which establishes an executive approval process for many of the Company’s transactions in which certain related person transactions would be included. In reviewing and approving related person transactions under these policies and procedures, senior management and the Board considers, among other things:

•	the nature of the related person’s interest in the transaction;

•	whether the related person has a direct or indirect material interest in the transaction;

•	the material terms of the transaction, including the amount and type of transaction;

•	the significance of the transaction to the Company and to the related person;

•	whether the terms of the transaction are arms-length; and

•	whether the transaction would violate the “Conflicts of Interest” provisions of our Code of Business Conduct and Ethics for Directors, Officers and Employees.
Vehicle Purchases and Leases
We maintain an employee vehicle purchase program for our officers, directors and other employees, and their respective friends and family members pursuant to which they may purchase or lease vehicles from us at a discount to our advertised prices. This program is designed to incent additional vehicle sales while ensuring that we earn a measure of gross profit on all vehicles sold pursuant to the program. From time to time, including in 2016, certain of our directors and named executive officers, or their respective family members, purchased or leased vehicles from us under this program, which vehicles may be valued at over $120,000.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS
The securities outstanding under our equity compensation plans and the number of securities remaining available for issuance under our equity compensation plans, as of December 31, 2016, were as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	412,315(1)	-	974,341

(1)
Represents 225,967 performance shares and 186,348 shares of restricted stock. The number of performance shares reported in this table assumes that we attain the target performance goals associated with each respective grant of performance shares.

We only have the ability to make grants of additional securities under our 2012 Equity Incentive Plan, as amended.

PROPOSAL NO. 3
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, our stockholders have the right to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The advisory stockholder vote is commonly referred to as the “say-on-pay” vote. At the 2016 annual meeting of stockholders, approximately 98.4% of the shares voted on this proposal were voted in support of the Company’s compensation program. We hold this vote annually, so our Board is again submitting a non-binding stockholder vote on our executive compensation.
As described in the “Compensation Discussion & Analysis” section of this proxy statement, our compensation program is designed to reward our executive officers for their individual and collective performance and for our collective performance in our earnings per share, total stockholder return, achieving target goals relating to our EBITDA and other annual and long-term business goals and objectives. Please read the “Compensation Discussion & Analysis” section of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2016 compensation of our named executive officers as set out in the tables and accompanying narrative.
This proposal gives you as a stockholder the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking stockholders to approve the following resolution:
"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the ‘Compensation Discussion & Analysis,’ compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
Because your vote is advisory, it will not be binding on our Board and may not be construed as overruling any decision by the Board, nor will it create or imply any additional fiduciary duty of the Board. However, the Board will review the voting results and may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.
Our Board and our Compensation & Human Resources Committee believe that our commitment to responsible compensation practices justifies a vote by stockholders for the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

The Board unanimously recommends you vote FOR the advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
The Dodd-Frank Act and Section 14A of the Exchange Act also requires us to provide stockholders the right to vote, on an advisory (non-binding) basis, on the frequency with which the Company should include an advisory vote on named executive officer compensation, similar to that contained in Proposal 3, at future annual stockholder meetings. Stockholders may vote for a “say-on-pay” vote to occur as frequently as every one, two or three years or may abstain from voting. We and the Board welcome our stockholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders.
The Board recommends that the advisory vote to approve named executive officer compensation be held each year as part of our annual stockholders' meeting. The Board believes an annual advisory vote would allow stockholders to provide relatively timely feedback on our executive compensation arrangements, plans, programs and policies.
Please note that you may cast your advisory vote as to your preferred frequency of an advisory vote on named executive officer compensation by choosing any one of the following three options: an advisory vote every year; an advisory vote every two years; or an advisory vote every three years. You may also abstain from voting on this item. Your vote on this proposal is not a vote to approve or to vote against the Board’s recommended frequency with which to hold this vote, or the Company's compensation plans or programs generally. Accordingly, we are seeking a vote on the following resolution:
“RESOLVED, that the voting frequency of one year, two years or three years that receives the largest number of votes cast will be determined to be the frequency with which the Company is to hold an advisory stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion & Analysis, compensation tables and any related material.”
The frequency option (i.e., every one year, every two years or every three years) that receives the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on this proposal will be deemed the preferred option of stockholders. However, because this vote is advisory and not binding, the Board may decide to hold an advisory vote to approve named executive officer compensation more or less frequently than the deemed preferred option.

The Board unanimously recommends that you vote for "ONE YEAR" as the frequency with which the Company will hold future advisory votes on executive compensation.

AUDIT COMMITTEE REPORT
The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee: (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with certain legal and regulatory requirements; (iv) the qualifications, independence and performance of the Company’s outside auditors; and (v) the performance of the Company’s internal audit functions. The Committee also is directly responsible for the appointment, retention, compensation, termination and oversight of the Company's outside auditors. The charter of the Audit Committee is available on the Company’s web site at www.asburyauto.com/company/investor-relations/ under “Corporate Governance”.
The Audit Committee comprises Eugene S. Katz (Chair), Joel Alsfine, Thomas C. DeLoach, Jr. and Thomas Reddin. The Board has determined that each member of the Audit Committee meets the requisite independence and other qualification requirements for Audit Committee membership under SEC rules, the listing standards of the NYSE, the Audit Committee charter and the independence standards set forth in the Company’s Corporate Governance Guidelines. The Board has also determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934.
In fulfilling its oversight role, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2016 with the Company’s management and Ernst & Young LLP, the Company's independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with Ernst & Young LLP matters deemed significant by Ernst & Young LLP, including those matters required to be discussed pursuant to Auditing Standard No. 16 , “Communications with Audit Committees,” adopted by the Public Company Accounting Oversight Board, and the SEC.
In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP matters relating to its independence, and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, Ernst & Young confirmed its independence, and the Audit Committee determined that Ernst & Young’s provision of non-audit services to the Company is compatible with maintaining their independence.
Based on the Audit Committee’s review with management and Ernst & Young LLP of the Company’s audited financial statements and Ernst & Young LLP’s report on such financial statements, and based on the discussions and written disclosures described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Audit Committee:
Eugene S. Katz (Chair)
Joel Alsfine
Thomas C. DeLoach, Jr.
Thomas Reddin

PROPOSAL NO. 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting and, if present, will have the opportunity to make a statement if they desire to and to answer appropriate questions.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table summarizes the aggregate fees billed to us by Ernst & Young LLP for fiscal years 2016 and 2015:

	2016	2015
Audit Fees	$1,801,000	$1,941,000
Tax Fees	—	—
Expenses	35,000	43,000
Total	$1,836,000	$1,984,000
Audit fees are composed of fees for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2016 and 2015, for the audits of our annual financial statements, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended 2016 and 2015, respectively. The audit fees also included fees associated with the audit of the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. Audit fees for 2016 included $304,000 of fees primarily related to various transactions. Audit fees for 2015 included $516,000 of fees primarily related to various transactions, including the issuance of $200.0 million aggregate principal amount add-on to our 6.0% Notes.
Included in the 2016 audit fees and expenses is approximately $584,000 that had not been billed to us as of December 31, 2016. Included in the 2015 audit fees and expenses is approximately $515,000 that had not been billed to us as of December 31, 2015.
Audit Committee’s Pre-Approval Policies and Procedures
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent registered public accounting firm. Each year, the Audit Committee approves the proposed services, including the nature, type and scope of services to be performed by our independent registered public accounting firm during the fiscal year and the related fees. Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee has delegated to the Audit Committee chair the ability to approve non-audit work of our independent registered public accounting firm.
Pursuant to the requirements of the Sarbanes-Oxley Act, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

The Board unanimously recommends you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING
This proxy statement relates to the Company’s Annual Meeting of Stockholders for the calendar year 2017, which will take place on April 19, 2017. The Company currently expects that its 2018 annual meeting of stockholders will be held in April 2018. In order to be eligible for inclusion in the Company’s proxy materials for the 2018 annual meeting, any stockholder proposal must be submitted in writing to the Company’s Corporate Secretary and received at the Company’s executive offices at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097 by the close of business on November 21, 2017, or such later date as the Company may determine and announce in connection with the actual scheduling of the 2018 annual meeting. To be considered for presentation at the 2018 annual meeting, although not included in the Company’s proxy statement, any stockholder proposal, including nominations of directors, must be received at the Company’s executive offices at the foregoing address not earlier than December 20, 2017, but on or before the close of business on January 19, 2018, or such later date as the Company may determine and announce in connection with the actual scheduling of the 2018 annual meeting and must comply with the notice procedures set forth in the Company's Bylaws. The procedure for nominating directors is described above under “Governance of the Company—Nomination of Directors.”
All stockholder proposals for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in the Company’s proxy materials), including nominations of directors, the Company’s Restated Certificate of Incorporation, the Company’s Bylaws and Delaware law.
OTHER MATTERS
Management is not aware of any other matters to be brought before the Annual Meeting, but if other matters come before the meeting, the proxy holders intend to take such action as in their judgment is in the best interest of the Company and its stockholders.
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
Under the rules of the SEC, the Company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the Company to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. The Company did not household materials for the Annual Meeting. If the Company households materials for future meetings, then only one copy of the Company’s annual report and proxy statement will be sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries (i.e., banks, brokers or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any stockholder at the same address. If you wish to receive a separate copy of the annual report and proxy statement, you may contact the Company’s Investor Relations Department (a) by mail at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, (b) by telephone at 770-418-8212, or (c) by e-mail at ir@asburyauto.com. You may also contact your bank, broker or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of the Company’s annual report and proxy statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their bank, broker or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.
ADDITIONAL INFORMATION
The Company files annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the Company’s filings at the regional offices of the SEC or over the Internet at the SEC’s web site at www.SEC.gov. Additional information can also be found on the Company’s web site at www.AsburyAuto.com. Information contained on any web site referenced in this proxy statement is not incorporated by reference in this proxy statement.
If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, please call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, and the exhibits will be provided to you upon the payment of a nominal fee (which fee will be limited to the expenses the Company incurs in providing you with the requested exhibits).

APPENDIX A
ASBURY AUTOMOTIVE GROUP, INC.
2012 EQUITY INCENTIVE PLAN
Section 1.    Purpose. The purposes of the Asbury Automotive Group, Inc. 2012 Equity Incentive Plan are to promote the interests of the Company and its stockholders by (i) attracting and retaining exceptional directors, officers and other key employees (including prospective officers and key employees) of the Company and its Subsidiaries and (ii) enabling such individuals to participate in the long-term growth and financial success of the Company.

Section 2.    Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean any entity (i) that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” shall mean any award that is permitted under Section 6 and granted under the Plan.

“Award Agreement” shall mean any written or electronic agreement, contract, or other instrument or document evidencing any Award, which may, but need not require execution or acknowledgment by a Participant.
“Board” shall mean the Board of Directors of the Company.

“Cause” shall have the meaning set forth in the Participant’s employment or severance agreement, as applicable, or shall otherwise mean (i) the Participant’s gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is or may be injurious to the Company or any Subsidiary; or (ii) the Participant being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; or (iii) the Participant’s breach of a written agreement between the Participant and the Company or any Subsidiary; or (iv) the Participant’s willful and continued failure to perform the Participant’s duties on behalf of the Company or any Subsidiary; or (v) the Participant’s material breach of a written policy of the Company or any Subsidiary.
“Change of Control” (i) shall have the meaning set forth in an applicable Award Agreement, or (ii) if there is no definition set forth in such an Award Agreement, will be deemed to have occurred upon any of the following:
(A)    any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions of Outstanding Company Voting Securities shall not constitute a Change of Control: (x) any acquisition by the Company or any Subsidiary, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (z) any acquisition by a Person that is permitted to, and actually does, report its beneficial ownership on Schedule 13G promulgated under the Exchange Act (or any successor schedule); provided that, if such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D promulgated under the Exchange Act (or any successor schedule), and at the time has beneficial ownership of 35% or more of the Outstanding Company Voting Securities, then a Change of Control shall be deemed to occur at such time;
(B)    consummation of a merger, consolidation or other business combination transaction involving the Company with any other corporation or other entity in which the voting securities of the Company outstanding immediately prior to such merger, consolidation or other business combination transaction represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) less than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or other business combination transaction, excluding any such merger, consolidation or other business combination transaction for which provision is made in the definitive agreement providing therefor that members of the Board at the time of the first public announcement of any such transaction, or any tender or exchange offer that results in any such transaction, will constitute at least a majority of the directors of the ultimate parent entity resulting from such transaction;

(C)    individuals who, as of March 13, 2012, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (including by reason of any agreement intended to avoid or settle any election contest or solicitation of proxies or consents) other than the Board; or
(D)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of the Plan by reason of any actions or events in which the Participant participates in any capacity other than in his or her capacity as an officer, employee or director of the Company that results in or has the effect of a leveraged buyout of the Company.
In addition, notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any Award which provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (A), (B), (C) or (D), with respect to such Award shall only constitute a Change of Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Committee” shall mean the compensation committee of the Board or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer the Plan. The Committee shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “Non-Employee Director” as defined under Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of the Securities Exchange; provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the foregoing requirements for membership or other requirements provided in any charter of the Committee.
“Company” shall mean Asbury Automotive Group, Inc., together with any successor thereto.
“Covered Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.
“Deferred Share Unit” shall mean a deferred share unit Award granted under the Plan, which represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.
“Disability” shall mean a physical or mental disability or infirmity that prevents the performance by the Participant of his or her duties lasting (or likely to last, based on competent medical evidence presented to the Company) for a continuous period of six (6) months or longer.
“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price thereof and causes a change in the per share value of the Shares underlying outstanding Awards.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exercise Price” shall mean (i) in the case of Options, the price specified in the applicable Award Agreement as the price-per-Share at which such Share can be purchased pursuant to the Option or (ii) in the case of SARs, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant.

“Existing Plan” shall mean the Asbury Automotive Group, Inc. Amended and Restated 2002 Equity Incentive Plan, as amended through February 8, 2012.
“Fair Market Value” shall mean, (A) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (B) with respect to the Shares, as of any date, (i) the closing sales price of the Shares as reported on the composite tape for securities traded on the New York Stock Exchange for such date (or if not then trading on the New York Stock Exchange, the closing sales price of the Shares on the Securities Exchange or over-the-counter market on which the Shares are principally trading on such date), or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method; provided that such method is stated in the Award Agreement and is consistent with the fair market value pricing rules set forth in Section 409A of the Code.
“Full Value Award” shall mean any Award other than (i) an Option, (ii) an SAR or (iii) any other Award for which the Participant pays the intrinsic value existing as of the date of grant (whether directly or by foregoing a right to receive a payment from the Company or any Subsidiary).
“Good Reason” shall have the meaning set forth in the Participant’s employment or severance agreement, as applicable, or shall otherwise mean (i) a material change in the geographic location at which the Participant must perform the Participant’s services (which shall in no event include a relocation of the Participant’s current principal place of business to a location less than 50 miles away) from the geographic location immediately prior to the Change of Control, (ii) a material diminution in the Participant’s base compensation from the level immediately prior to the Change of Control, or (iii) a material diminution in the Participant’s authority, duties, or responsibilities from the level immediately prior to the Change of Control; provided that no termination shall be deemed to be for Good Reason unless (A) the Participant provides the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within ninety (90) days after the initial existence of the occurrence of such facts or circumstances, (B) the Company has failed to cure such facts or circumstances within thirty (30) days of its receipt of such written notice, and (C) the effective date of the termination for Good Reason occurs no later than one hundred fifty (150) days after the initial existence of the facts or circumstances constituting Good Reason.
“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is (i) granted under Section 6 of the Plan and (ii) intended to qualify for special Federal income tax treatment pursuant to Section 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.
“Independent Director” shall mean a member of the Board who is neither (i) an employee of the Company nor (ii) an employee of any of the Company’s Affiliates.
“Involuntary Termination” shall termination by the Company of a Participant’s employment by the Company without Cause or termination by the Participant for Good Reason. For avoidance of doubt, an Involuntary Termination shall not include either (i) a termination of the Participant’s employment by the Company for Cause or due to the Participant’s death, Disability, retirement or voluntary resignation; or (ii) the transfer of the Participant from the Company to any of its Affiliates. If the Participant is transferred to an Affiliate, references to the “Company” herein shall be deemed to include the applicable Affiliate to which the Participant is transferred.
“Nonqualified Stock Option” shall mean a right to purchase Shares from the Company that (i) is granted under Section 6 of the Plan and (ii) is not an Incentive Stock Option.
“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.
“Participant” shall mean any director, officer or other key employee (including any prospective officer or key employee) of the Company or its Subsidiaries who is both eligible for an Award under Section 5 of the Plan and selected by the Committee to receive an Award under the Plan.
“Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 6(g) of the Plan.

“Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.
“Performance Formula” shall mean, for a Performance Period, the one or more objective formulas applied with respect to the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
“Performance Goal” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.
“Performance Period” shall mean the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.
“Performance Share Unit” shall mean a performance share unit Award granted under the Plan, which represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property upon the attainment of Performance Goals in accordance with the terms of the applicable Award Agreement.
“Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the instructions to the Form S-8 Registration Statement under the Securities Act of 1933, as amended.
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
“Plan” shall mean this Asbury Automotive Group, Inc. 2012 Equity Incentive Plan.
“Repricing” shall mean (i) lowering the Exercise Price of an Option or SAR after it has been granted, (ii) cancellation of an Option or SAR in exchange for cash or another Award when the Option or SAR price per Share exceeds the Fair Market Value of the underlying Shares, and (iii) any other action with respect to an Option or SAR that is treated as a repricing under (A) generally accepted accounting principles or (B) any applicable Securities Exchange rules; provided, however, that none of the actions contemplated by Section 4(b) shall be deemed to constitute Repricing.
“Restricted Share” shall mean a Share delivered under the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.
“Restricted Share Unit” shall mean a restricted share unit Award granted under the Plan, which represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.
“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.
“SAR” shall mean a stock appreciation right granted under the Plan, which represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.
“Securities Exchange” shall mean any securities exchange or automated quotation system on which the Shares are principally listed, quoted or traded.
“Shares” shall mean the common stock of the Company, $0.01 par value, or such other securities of the Company (i) into which such common stock shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of stock or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 4(b).
“Subsidiary” shall mean any entity (i) that, directly or indirectly, is controlled by the Company and (ii) in which the Company has a significant equity interest, in either case as determined by the Committee.
“Substitute Awards” shall have the meaning specified in Section 4(c).
Section 3.    Administration.

(a)    The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant and designate those Awards which shall constitute Performance Compensation Awards, (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Awards; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award (subject to Section 162(m) of the Code with respect to Performance Compensation Awards) shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret, administer, reconcile any inconsistency, correct any default and/or supply any omission in the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) establish and administer Performance Goals and certify whether, and to what extent, they have been attained; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(b)    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder.
(c)    No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s certificate of incorporation or bylaws as in effect from time to time, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
(d)    With respect to any Performance Compensation Award granted under the Plan, the Plan shall be interpreted and construed in accordance with Section 162(m) of the Code.
(e)    To the extent permitted by applicable law or the rules of any Securities Exchange, the Board or Committee may from time to time delegate to a committee of one or more Independent Directors or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Section 3; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act, (ii)

Covered Employees, or (iii) officers of the Company (or directors) to whom authority to grant or amend Awards has been delegated hereunder; and provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code, applicable securities laws (including, without limitation, Rule 16b‑3 of the Exchange Act or any successor rule), and the rules of any Securities Exchange. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or Committee may at any time rescind the authority so delegated or appoint a new delegate. At all times, the delegate appointed under this Section 3(e) shall serve in such capacity at the pleasure of the Board and the Committee.
Section 4.    Shares Available for Awards
(a)Shares Available. Subject to adjustment as provided in Section 4(b) and Section 7(c), (i) the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be the sum of (x) 1,500,000 Shares plus (y) any Shares underlying awards granted under the Existing Plan which, following March 9, 2012, are forfeited, or which otherwise expire, terminate, lapse or are canceled for any reason, or which are settled in cash without the delivery of Shares to the participant under the Existing Plan (and, for the avoidance of doubt, all Shares granted as of March 9, 2012 shall be settled under the Existing Plan); (ii) the maximum number of Shares with respect to which Options or SARs (or any other Award that is not a Full Value Award) may be granted to any Participant during a rolling 36-month period (measured from the date of any grant) shall be 1,000,000; (iii) the maximum number of Shares with respect to which Full Value Awards may be granted to any Participant during a rolling 36-month period (measured from the date of any grant) shall be 595,000; and (iv) the aggregate number of Shares with respect to which Incentive Stock Options may be granted shall be no more than 1,000,000. If any Award granted under the Plan is forfeited, or otherwise expires, terminates, lapses or is canceled for any reason, or an Award is settled in cash without the delivery of Shares to the Participant, then the Shares covered by such Award shall again become available to be delivered pursuant to Awards under the Plan. Also, any Shares tendered or withheld to satisfy the grant price or Exercise Price or tax withholding obligation pursuant to any Award, and any Shares subject to SARs that are not issued in connection with the stock settlement of such SARs on exercise thereof, shall again become available to be delivered pursuant to Awards under the Plan. Shares covered by an Award will not be counted as used unless and until they are actually issued and delivered to a Participant; therefore, the total number of Shares available under the Plan as of a given date will not be reduced by any Shares relating to prior Awards that have expired or have been forfeited or canceled. In the event that the Company repurchases Shares with Option proceeds, those Shares will not be added to the aggregate Plan limit described in Section 4(a)(i). The payment of dividend equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available to be delivered pursuant to Awards under the Plan.
Notwithstanding the provisions of this Section 4(a), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Nonqualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of Shares shall be determined as of the time the respective Options were granted.
(b)Adjustments.
(i)    In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, other than an Equity Restructuring, affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted (including, but not limited to, adjustments of the limitations in Section 4(a)) and (B) the terms of any outstanding Award, including (I) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (II) the Exercise Price with respect to any Award.

(ii)    In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 4(b)(i) or Section 7(c):
(A)    The number and type of securities or other property subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or
(B)    The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 4(a)). The adjustments provided under this Section 4(b)(ii) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.
(c)Substitute Awards. Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Subsidiaries or Affiliates through a merger or acquisition shall not be counted against the aggregate number of Shares available for Awards under the Plan. In the event that an entity acquired by the Company or any of its Subsidiaries or Affiliates or with which the Company or any of its Subsidiaries or Affiliates combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.
(d)Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.
Section 5.    Eligibility. Any director, officer or other key employee (including any prospective officer or key employee) of the Company or any of its Subsidiaries (including any prospective officer or key employee) shall be eligible to be designated a Participant.
Section 6.    Awards.
(a)Types of Awards. Subject to the provisions of the Plan (including, without limitation, Section 9(r)), Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) Restricted Share Units, (v) Deferred Share Units, (vi) Performance Share Units and (vii) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.
(b)Options.
(i)    Grant. Subject to the provisions of the Plan (including, without limitation, Section 9(r)), the Committee shall have sole and complete authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, whether the Option (or any part thereof) will be an Incentive Stock Option or a Nonqualified Stock Option, and the conditions and limitations applicable to the exercise of the Option. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the

Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.
(ii)    Exercise Price. The Exercise Price of each Share covered by an Option shall be set by the Committee, but, except in the case of Substitute Awards, shall not be less than 100% of the Fair Market Value of such Share on the date the Option is granted (or, in the case of Incentive Stock Options, on the date the Incentive Stock Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Options are intended to qualify as qualified “performance-based compensation” under Section 162(m) of the Code. Repricing of Options granted under the Plan shall not be permitted without prior stockholder approval, and any action that would be deemed to result in a Repricing of an Option shall be deemed null and void if any requisite stockholder approval related thereto is not obtained prior to the effective time of such action.
(iii)    Exercise. Each Option shall be vested and exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the Award Agreement, Options shall become vested and exercisable with respect to one-third of the Shares subject to such Options on each of the first three anniversaries of the date of grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(iv)	Payment.
(A)    No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company. Such payment may be made in cash, or its equivalent, or: (I) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest); (II) subject to such rules as may be established by the Committee and applicable law, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price; (III) subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares otherwise issuable upon exercise of the Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury Shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise); (IV) by a combination of such methods of payment; or (V) by such other methods as may be approved by the Committee; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such aggregate Exercise Price.
(B)    Subject to applicable law, wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.
(v)    Expiration. Each Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted, or (B) except as otherwise set forth in the applicable Award Agreement, the date the Participant who is holding the Option ceases to be employed by the Company or one of its Subsidiaries. In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted. An Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the Exercise Price of the Option, the Participant has not exercised the Option and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.
(c)SARs.
(i)    Grant. Subject to the provisions of the Plan (including, without limitation, Section 9(r)), the Committee shall have sole and complete authority to determine the Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR Award, the Exercise Price thereof and the conditions and limitations applicable to the exercise thereof. SARs may be granted in tandem with another Award, in addition to another Award or freestanding and unrelated to another Award. SARs granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time.
(ii)    Exercise Price. The Exercise Price of each Share covered by an SAR shall be set by the Committee, but, except in the case of Substitute Awards, shall not be less than 100% of the Fair Market Value of such Share on the date the SAR is granted; provided that, to the extent permitted under Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, the Exercise Price of each Share covered by a tandem SAR that is granted subsequent to the grant date of the related Option may be less than 100% of the Fair Market Value of such Share on the date the tandem SAR is granted (but in no event less than the Exercise Price of the related Option). SARs are intended to qualify as qualified “performance-based compensation” under Section 162(m) of the Code. Repricing of SARs granted under the Plan shall not be permitted without prior stockholder approval, and any action that would be deemed to result in a Repricing of an SAR shall be deemed null and void if any requisite stockholder approval related thereto is not obtained prior to the effective time of such action.
(iii)    Exercise and Payment. An SAR shall entitle the Participant to receive an amount equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole discretion, whether an SAR shall be settled in cash, Shares, other securities, other Awards or other property, or a combination of any of the foregoing.
(iv)    Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of an SAR, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any SAR. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate or desirable. In no event may an SAR be exercisable after the tenth anniversary of the date the SAR is granted. An Award Agreement may provide that if on the last day of the term of an SAR the Fair Market Value of one Share exceeds the Exercise Price of the SAR, the Participant has not exercised the SAR or any tandem Option (if applicable), and neither the SAR nor any tandem Option has expired, the SAR shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section 6(c), reduced by the number of Shares (or cash) required for withholding taxes; provided, however, any fractional Share shall be settled in cash.
(d)Restricted Shares and Restricted Share Units.
(i)    Grant. Subject to the provisions of the Plan (including, without limitation, Section 9(r)), the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards.
(ii)    Transfer Restrictions. Restricted Shares and Restricted Share Units may not be sold, assigned, transferred, pledged or otherwise encumbered except, in the case of Restricted Shares, as provided in the Plan or the applicable Award Agreement. Certificates issued in respect of Restricted Shares shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company or such other custodian as may be designated by the Committee or the Company, and shall be held by the Company or other custodian, as applicable, until such time as the restrictions applicable to such Restricted Shares lapse. Upon the lapse of the restrictions applicable to such Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to the Participant or the Participant’s legal representative.
(iii)    Payment. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement, but in any event within the period required by Section 409A of the Code such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury regulations, unless the Committee shall determine that any such Award shall be deferred.

(iv)    Dividends. Dividends paid on any Restricted Shares may be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Shares pursuant to the terms of the applicable Award Agreement, or reinvested in additional Restricted Shares or in additional Restricted Share Units, as determined by the Committee in its sole discretion; provided that any such dividends on Restricted Shares designated as a Performance Compensation Award or otherwise subject to the achievement of performance goals shall be withheld by the Company subject to vesting of the Restricted Shares pursuant to the terms of the applicable Award Agreement, and, only after such Restricted Shares have vested pursuant to the terms of the applicable Award Agreement, any dividends so withheld may be paid directly to the Participant or may be reinvested in additional Restricted Shares or in Restricted Share Units, as determined by the Committee in its sole discretion.
(e)Other Stock-Based Awards. Subject to the provisions of the Plan (including, without limitation, Section 9(r)), the Committee shall have the sole and complete authority to grant to Participants other equity-based or equity-related Awards (including Deferred Share Units and Performance Share Units) in such amounts and subject to such terms and conditions as the Committee shall determine; provided that any such Awards must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law.
(f)Dividend Equivalents. Subject to the provisions of the Plan (including, without limitation, Section 9(r)), in the sole and complete discretion of the Committee, an Award, other than an Option or SAR, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award, or reinvestment in additional Shares, Restricted Shares, Restricted Share Units or other Awards; provided that any such dividends or dividend equivalents with respect to Restricted Shares, Restricted Share Units or any Award provided under Section 6(e), in each case designated as a Performance Compensation Award or otherwise subject to the achievement of performance goals shall be withheld by the Company subject to vesting of such Award pursuant to the terms of the applicable Award Agreement, and, only after such Award has vested pursuant to the terms of the applicable Award Agreement, any dividends or dividend equivalents so withheld may be paid directly to the Participant or may be reinvested in additional Shares, Restricted Shares, Restricted Share Units or other Awards, as determined by the Committee in its sole discretion.
(g)Performance Compensation Awards.
(i)    General. The Committee shall have the authority, at the time of grant of any Award, to designate such Award (other than Options and SARs) as a Performance Compensation Award in order to qualify such Award as qualified “performance-based compensation” under Section 162(m) of the Code. Options and SARs granted under the Plan shall not be included among Awards that are designated as Performance Compensation Awards under this Section 6(g).
(ii)    Eligibility. The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 6(g). Moreover, designation of a Participant to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant to receive an Award hereunder shall not require designation of any other person as a Participant to receive an Award hereunder in such period or in any other period.
(iii)    Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the Performance Goals(s) that is (are) to apply, and the Performance Formula. Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(iv)    Performance Criteria. Notwithstanding the foregoing, the Performance Criteria that will be used to establish the Performance Goal(s) shall be based on one or more, or a combination, of the following: (1) net income before or after taxes; (2) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (3) operating income; (4) earnings per share; (5) return on stockholders’ equity; (6) return on investment; (7) return on assets; (8) level or amount of acquisitions; (9) share price; (10) profitability/profit margins; (11) market share; (12) revenues or sales (based on units and/or dollars); (13) costs; (14) cash flow; (15) working capital; (16) objective measures of customer satisfaction; (17) objective measures of employee satisfaction; (18) expense levels and expense ratios; (19) gross margin and gross margin ratios; (20) employee turnover; (21) implementation of systems; (22) completion of projects; (23) level or amount of divestitures; (24) goals related to capitalization or restructuring of the balance sheet; and (25) goals related to management or expense restructuring. The Performance Criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, Affiliate, division, department, region, function or other organizational unit within the Company, Subsidiary or Affiliate in which the Participant is employed. The Performance Criteria may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.
(v)    Performance Goals. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as qualified “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions, departments, regions, functions or other organizational units (to the extent applicable to such Performance Goal) or (2) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions, departments, regions, functions or other organizational units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions, departments, regions, functions or other organizational units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or Securities Exchange, accounting principles, law or business conditions.
(vi)    Payment of Performance Compensation Awards.
(A)    Condition to Receipt of Payment. A Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Notwithstanding the foregoing, in the discretion of the Committee, Performance Compensation Awards may be paid to Participants who have retired or whose employment has terminated after the beginning of the Performance Period for which a Performance Compensation Award is made, or to the designee or estate of a Participant who died prior to the last day of a Performance Period, but not unless and until the Committee has certified attainment of the relevant Performance Goal(s) in accordance with Section 6(g)(vi)(C).
(B)    Limitation. A Participant shall be eligible to receive payments in respect of a Performance Compensation Award only to the extent that (1) the Performance Goal(s) for such period are achieved and certified by the Committee in accordance with Section 6(g)(vi)(C) and (2) the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.
(C)    Certification. Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The

Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply negative discretion as authorized by Section 6(g).
(D)    Negative Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may, in it sole judgment, reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period.
(E)    Timing of Award Payments. The Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively possible following completion of the certifications required by Section 6(g), but in any event within the period required by Section 409A of the Code such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury regulations, unless the Committee shall determine that any Performance Compensation Award shall be deferred.
(F)    Maximum Award Payable. Notwithstanding any provision contained in the Plan to the contrary, the maximum Performance Compensation Award that may be granted to any one Participant under the Plan during a rolling 36-month period (measured from the date of any grant) is 595,000 Shares or, in the event the Performance Compensation Award is paid in cash, other securities, other Awards or other property, the equivalent cash value of 595,000 Shares on the last day of the Performance Period to which such Award relates, in each case subject to adjustment as provided in Section 4(b). Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase in a manner prohibited by Section 162(m) of the Code.
(G)    Discretion. In no event shall any discretionary authority granted to the Committee by the Plan be used to (x) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained, (y) increase a Performance Compensation Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m)) or (z) increase a Performance Compensation Award above the maximum amount payable under Sections 4(a) or 6(g) of the Plan.
Section 7.    Amendment and Termination.
(a)    Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, the rules of any Securities Exchange), and no amendment to the definition of Repricing shall be made without stockholder approval; and provided further that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
(b)    Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination (including, without limitation, any Repricing) shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Award (including, without limitation, the rules of any Securities Exchange); and provided further that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
(c)    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof or the occurrence of a Change of Control), other than an Equity Restructuring, affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or Securities Exchange, accounting principles or law (i) whenever the Committee, in its sole discretion, determines that such adjustments are appropriate or desirable, including, without limitation, providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event and (ii) if deemed appropriate or desirable by the Committee, in its sole discretion, by providing for a cash payment to the holder of an Award in consideration for the cancellation of such Award, including, in the case of an Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to the Option or SAR over the aggregate Exercise Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR may be canceled and terminated without any payment or consideration therefor); provided, however, that no adjustment pursuant to this Section 7(c) shall be authorized to the extent that such authority or adjustment would cause an Award designated by the Committee as a Performance Compensation Award under Section 6(g) of the Plan to fail to qualify as qualified “performance-based compensation” under Section 162(m) of the Code.
Section 8.    Change of Control. In the event of a Change of Control, unless otherwise determined by the Committee or set forth in an Award Agreement or as provided in an individual severance or employment agreement to which a Participant is a party, the following acceleration, exercisability and valuation provisions will apply:
(a)    Upon a Change of Control, each then-outstanding Option and SAR will become fully vested and exercisable and the restrictions applicable to each outstanding Award of Restricted Shares or Restricted Share Units, Deferred Share Units, Performance Share Units or other Share-based Award will lapse and such Award will be fully vested (with any applicable Performance Goals deemed to have been achieved at a target level as of the date of such vesting), except to the extent that an award meeting the requirements of Section 8(b) (a “Replacement Award”) is provided to the Participant holding such Award in accordance with Section 8(b) of the Plan to replace or adjust such outstanding Award (a “Replaced Award”).
(b)    An award meets the conditions of this Section 8(b) (and hence qualifies as a Replacement Award) if (i) it is of the same type (e.g., stock option for Option, restricted shares for Restricted Shares, restricted share unit for Restricted Share Unit, etc.) as the Replaced Award, (ii) it has a value at least equal to the value of the Replaced Award, (iii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control, (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences to such Participant under the Code of the Replacement Award are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) its other terms and conditions are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 8(b) are satisfied will be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion (taking into account the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) and compliance of the Replaced Award or Replacement Award with Section 409A of the Code). Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value.
(c)    Upon the Involuntary Termination during the period of two years after a Change of Control of a Participant holding Replacement Awards, (i) all Replacement Awards held by the Participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (ii) all Options and SARs held by the Participant immediately before such termination of employment that the Participant also held as of the date of the Change of Control or that constitute Replacement Awards will remain exercisable for a period of 90 days following such Involuntary Termination or until the expiration of the stated term of such Option or SAR, whichever period is shorter (provided, however, that if the applicable Award Agreement provides for a longer period of exercisability, that provision will control).
Section 9.    General Provisions.
(a)    Nontransferability. Each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. All terms and conditions of the

Plan and all Award Agreements shall be binding upon any permitted successors and assigns. Notwithstanding the foregoing, the Committee, in its sole discretion, may determine to permit a Participant to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to any state, federal, local or foreign tax and securities laws applicable to transferable Awards, and subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution, (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award), and (iii) the Participant and the Permitted Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (x) confirm the status of the transferee as a Permitted Transferee, (y) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (z) evidence the transfer. Notwithstanding anything in this Section 9(a) or otherwise in the Plan to the contrary, in no event will any Award granted under the Plan be transferred for value.
(b)    No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
(c)    Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(d)    Withholding.
(i)    A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.
(ii)    Without limiting the generality of clause (i) above, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the Award a number of Shares with a Fair Market Value equal to such withholding liability. The number of Shares which may be so withheld shall be limited to the number of Shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities not to exceed the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.
(e)    Full Value Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, Full Value Awards shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made (including ratably during the vesting period); provided, however, that (i) the Committee may lapse or waive such vesting restrictions upon the Participant’s death, Disability or retirement, or, in accordance with Section 8, upon a Change of Control, and (ii) Full Value Awards that result in the issuance of an aggregate of up to ten percent (10%) of the Shares available pursuant to Section 4(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.
(f)    Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, Disability or termination of employment or service of a Participant, and the effect, if any, of such other events as may be determined by the Committee.

(g)    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.
(h)    No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.
(i)    No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. In connection with each grant of Restricted Shares, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Awards; provided, however, that Restricted Shares shall, unless otherwise provided in the Award Agreement, remain subject to the provisions of Section 6(d)(ii) and (iv). Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for dividends, dividend equivalents or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered or otherwise become vested.
(j)    Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.
(k)    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(l)    Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.
(m)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
(n)    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.
(o)    Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make any such election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.
(p)    Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days thereof.
(q)    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(r)    Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A of the Code, the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A of the Code.
(s)    Forfeiture; Clawback. The Committee may, in its sole discretion, specify in the applicable Award Agreement that an Award is subject to the terms and conditions of the Company’s recoupment policy (as previously adopted, and as may be amended or restated from time to time). In addition, any realized gain with respect to Options or SARs and any realized value with respect to other Awards shall be subject to forfeiture or clawback, in the sole discretion of the Committee, in the event of a Participant’s breach of any non-competition, non-solicitation, confidentiality or other restrictive covenants with respect to the Company or its Subsidiaries. Notwithstanding the foregoing, the Company may, in its sole discretion, implement any recoupment or clawback policies or make any changes to any of the Company’s existing recoupment or clawback policies, as the Company deems necessary or advisable in order to comply with applicable law or regulatory guidance (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act).
Section 10.    Term of the Plan.
(a)    Effective Date. The Plan shall be effective as of March 13, 2012; provided that any Awards granted under the Plan shall be subject to stockholder approval of the Plan in compliance with applicable Securities Exchange rules. No grants will be made under the Existing Plan after March 9, 2012, but outstanding awards granted under the Existing Plan will continue unaffected after such date.
(b)    Expiration Date. No Award shall be granted under the Plan after March 13, 2022. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, nevertheless continue thereafter.

FIRST AMENDMENT TO
ASBURY AUTOMOTIVE GROUP, INC. 2012 EQUITY INCENTIVE PLAN

This First Amendment to the Asbury Automotive Group, Inc. 2012 Equity Incentive Plan (this “Amendment”) is made as of January 25, 2017 (the “Amendment Effective Date”) by the Board of Directors (the “Board”) of Asbury Automotive Group, Inc., a Delaware corporation (the “Company”). This Amendment will be effective for all awards granted under the 2012 Plan (as hereinafter defined) only after the Amendment Effective Date as described herein.

WHEREAS, on March 13, 2012, the Board approved and adopted the Asbury Automotive Group, Inc. 2012 Equity Incentive Plan (the “2012 Plan”), which 2012 Plan became effective as of such date, provided that any awards granted under the 2012 Plan were generally subject to stockholder approval of the 2012 Plan;

WHEREAS, on April 18, 2012, the Company’s stockholders approved the 2012 Plan;

WHEREAS, it is the desire of the Company to amend the 2012 Plan, effective as of the Amendment Effective Date, to include a limit on awards to non-employee directors; and

WHEREAS, the Board may amend the 2012 Plan for this purpose pursuant to Section 7(a) of the 2012 Plan without obtaining the approval of the Company’s stockholders or 2012 Plan participants.

NOW, THEREFORE, effective as of the Amendment Effective Date, the Board hereby amends the 2012 Plan as follows:

1.    Amendment of Section 4(a) of the 2012 Plan. Section 4(a) of the 2012 Plan is hereby amended by inserting the following new sentence immediately after the first sentence thereof:

“Further, subject to adjustment as provided in Section 4(b) and Section 7(c), in no event will any non-employee member of the Board in any calendar year be granted Awards under this Plan having an aggregate maximum value at the date of grant (calculating the value of any such awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.”

2.    Miscellaneous.

(a)    Except as amended by this Amendment, the 2012 Plan shall remain in full force and effect.

(b)    Capitalized terms used but not defined in this Amendment have the respective meanings ascribed thereto in the 2012 Plan.

ASBURY

AUTOMOTIVE GROUP

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed under Proposal 1 and FOR Proposals 2, 3 and 5 and 1 YEAR on 4.

+

1. Election of Directors:

	For	Withhold
(i) Juanita T. James	☐	☐
(ii) Craig T. Monaghan	☐	☐
(iii) Thomas J. Reddin	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign card exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 3 1 1 8 2 7 2 +

02J1LE

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

ASBURY
AUTOMOTIVE GROUP

Proxy — ASBURY AUTOMOTIVE GROUP, INC.

2905 Premiere Parkway NW, Suite 300
Duluth, Georgia 30097

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints Craig T. Monaghan and George A. Villasana, and each or either of them, with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Asbury Automotive Group, Inc. ("Asbury"), as marked on the reverse side, which the undersigned is entitled to vote only at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Wednesday, April 19, 2017, at 8:00 a.m., local time, at The Ritz-Carlton, Buckhead, 3434 Peachtree Road, NE, Atlanta, Georgia 30326, and at any and all adjournments or postponements thereof as marked on the reverse side.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the director nominees listed under Proposal 1 and FOR Proposals 2, 3 and 5 and 1 YEAR on Proposal 4.

If any other business is presented at the Annual Meeting, including whether or not to adjourn or postpone the meeting, this proxy will be voted by those named in this proxy in their best judgment. As of March 21, 2017, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned hereby acknowledges receipt from Asbury prior to execution of this proxy of a Notice of Annual Meeting of Stockholders and Proxy Statement dated March 21, 2017, and the 2016 Annual Report on Form 10-K.

PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on the reverse side.)